Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

Amendment No. 7

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 000-53279

GREEN STREAM HOLDINGS INC.
(Exact Name of Registrant as Specified In Its Charter)

Wyoming	20-1144153
(State of Incorporation)	(I.R.S. Employer Identification No.)

201 E. Fifth Street, Suite 100 Sheridan, WY	82801
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s Telephone Number, Including Area Code: (424) 280-4096

With copies to:

Joseph F. Daniels, Esq.

Peter Campitiello, Esq.

825 Eighth Avenue, 31st Floor

New York, NY 10019

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Exchange Act:

Common stock; $0.001 par value

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer (as defined in Rule 12b-2 of the Exchange Act) or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-Accelerated filer	☐	Smaller reporting company	☒
		Emerging Growth Company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and are subject to reduced public company reporting requirements. See “Item 1. Business” and “Item 1A. Risk Factors”. We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.”

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Forward-Looking Statements

This Registration Statement contains forward-looking statements that reflect our current views about future events. We use the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under Item 1A. Risk Factors, and elsewhere in this Registration Statement.

PART I

ITEM 1. DESCRIPTION OF BUSINESS

Green Stream Holdings Inc. (the “Company”) is a provider of next-generation solar energy solutions to underrepresented and/or growing market segments. The Company is currently targeting high-growth solar market segments for its advanced solar power generation systems (“solar systems”), operating in multiple markets and is prepared for conducting business in several industry-friendly locations including California, Nevada, Arizona, Washington, New York, New Jersey, Massachusetts, New Mexico, Colorado, Hawaii, and Canada. Our business office is located at 201 E. Fifth Street, Suite 100, Sheridan, Wyoming 82801.

The Company was originally incorporated on April 12, 2004, in the State of Nevada under the name of Ford-Spoleti Holdings, Inc. On June 4, 2009, the Company merged with Eagle Oil Holding Company, a Nevada corporation, and the surviving entity, the Company, changed its name to “Eagle Oil Holding Company, Inc.” On April 25, 2019, the Company entered into an Acquisition and Merger Agreement between the Company and Green Stream Finance, Inc., and following the merger contemplated by such agreement the Company commenced its current operations (the “Reorganization”) and changed its name to “Green Stream Holdings Inc.” Effective September 25, 2019, the Company elected to convert the Company from Nevada corporation to Wyoming corporation. On December 13, 2019, the Company amended its articles of incorporation to increase its authorized capital stock to 10,000,000,000 shares of common stock, par value of $0.001 per share and 12,000,000 shares shall be shares of preferred stock, par value of $0.001 per share.

The Company’s common stock is currently quoted on the OTC Markets under the symbol “GSFI.”.

Recent Developments

On December 28, 2020, the Company’s Board of Directors unanimously elected to remove Richard Rogers as a member of the Board of Directors.

On November 9, 2020, the Company was advised that Madeleine Cammarata had assigned the 600,000 shares of the Registrant’s Series B Preferred Stock (the “Shares”) to We Work Revocable Trust in connection with Ms. Cammarata’s succession plan due to her compromised health conditions. The assignment of the Shares, which have the right to vote in the aggregate, on all shareholder matters, votes equal to 99% of the total shareholder vote on any and all matters which shareholder have the right to vote on, represented a change in control of the Company.

Also on November 9, 2020, Ms. Cammarata resigned as a member of the Board of Directors and as the Company’s Chief Executive Officer. In connection with her resignation, the Company appointed Eric Fain as a member of the Board of Directors and as Interim Chief Executive Officer. The Company was advised that Ms. Cammarata subsequently passed away.

On January 28, 2021, Eric Fain resigned as a member of the Board of Directors and as the Registrant’s Interim Chief Executive Officer. To fill the vacancy resulting in Mr. Fain’s resignation, the Registrant’s Board of Directors appointed James C. DiPrima as a member of the Board of Directors and as Chief Executive Officer.

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On February 16, 2021, the Company repaid its Convertible Promissory Notes in favor of Geneva Roth Remark Holdings, Inc., dated October 8, 2020, December 22, 2020 and January 11, 2021, for $181, 923.63 in full satisfaction of these notes, so that the Company has no further obligations to pay, issue securities to, or otherwise with respect to Geneva Roth Remark Holdings, Inc. under these notes.

On February 18, 2021, the Company repaid its Convertible Promissory Note in principal amount of $100,000 in favor of EMA Financial, LLC, dated November 5, 2020, for $133,775.34 in full satisfaction of this note, so that the Company has no further obligations to pay, issue securities to, or otherwise with respect to EMA Financial, LLC under this note.

On February 24, 2021, the Company repaid its Convertible Promissory Note in principal amount of $100,000 in favor of Quick Capital, LLC, dated September 22, 2020, for $106,000, plus a prepayment fee of $27,200 and an additional $20,000, or a total of $147,200 in full satisfaction of this note, so the Company has no further obligations to pay, issue securities to, or otherwise with respect to Quick Capital, LLC under this note.

Business Overview

Green Stream Finance, Inc., a Wyoming corporation was incorporated in 2016, and has offices in New York City. The Company is focused on providing access to solar energy to energy consumers. The Company is currently operating in multiple markets and is prepared for conducting business in several industry-friendly locations including California, Nevada, Arizona, Washington, New York, New Jersey, Massachusetts, New Mexico, Colorado, Hawaii, and Canada.

Green Stream Finance, Inc. is a marketer and contractor of solar systems to underrepresented and/or growing market segments to homeowners, landowners, commercial building owners in the United States.

Since the Reorganization, the Company has been involved primarily in organizational activities as a marketer of solar systems. The Company has not yet generated any revenues from these activities. The Company has developed relationships with selective world-class designers and manufacturers of solar power solutions, such as the famed architect Anthony Morali of Renewable Energy Development LLC (“RED”), a leading expert in solar infrastructure design. The Company hopes to leverage these relationships to offer the unique solar energy solutions provided by RED and others to the Company’s customers. The Company currently has no manufacturing or installation capabilities and will rely upon third-parties like RED to design, manufacture, and install our solar systems.

The Company will be relying on both Renewable Energy Development (RED) and Amergy Solar for the development, design and construction of its projects. The Company anticipates retaining RED for solar designs and the local building and electrical permitting where geographically permissible. As set forth in the Letter Agreement, the Company will use Amergy Solar to provide the engineering, procurement and construction work for the projects indicated in the letter agreement and the Registration Statement including the New York State Energy Research and Development and utility interconnection applications.

It is anticipated that when projects commence, both RED and Amergy will each be paid an initial payment upon execution of an agreement for a particular project. It is also expected that both RED and Amergy will be paid on a project-by-project basis in installments as they complete various phases of the project and reach applicable milestones within respective agreements.

For example, we anticipate paying Amergy an initial payment of $25,000 when we enter into an agreement for a specific project and then an additional installment of approximately $65,000 for materials and to begin mobilization. As with any construction job, other amounts will be required to be paid based on the size and complexity of the project. Similarly, the amounts we anticipate having to pay RED will likely change on a project by project basis based on the size and wattage of the particular project.

However, we have not yet entered into any specific agreements for projects with either RED or Amergy and we therefore cannot predict exactly what such terms will be.

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Solar Systems

The Company intends to generate initial revenue by arranging for the design, installation, operation, maintenance, repair and replacement of solar systems on the top of buildings pursuant to leases it has entered into with the owners of these properties, which leases are discussed in “Plan of Operations” (the Solar Leases). We currently rely on RED and other vendors for the design, manufacture and installation of the solar systems we market and sell. These vendors will be paid on a project by project basis for the design, materials, manufacturing and installation of each solar system. We will be required to pay for the products and services needed to build these systems before their completion and before these systems will be able to produce electricity, and before we will be able to generate revenues from the sale of that electricity to electric utility companies or customers. Once these solar systems have commenced operations, and depending on the regulatory regime, electric utility policies and other circumstances of the areas in which a solar system is built, the Company will then market net metering agreements under which the electricity generated by the system is sold to the customer’s local utility company.

Community Solar

“Community Solar” is a collection of solar panels in a publicly shared space that generates electricity from the sun.

These panels are placed near homes and in neighborhoods where they can provide maximum benefit to people who typically may not have the ability to use solar power.

We endeavor to make the move to solar energy simple for our customers by identifying quality product manufacturers and installers and arranging the financing, design, permitting, construction and maintenance of our energy solutions. We work with a group of contractors who design, procure, permit, install, and interconnect a suitable solar energy solution to the utility grid, simplifying the installation of solar systems. Although we have engaged third-party manufacturers for production and distribution logistics, we will be the party who communicates with the customers throughout the entire period of services of our energy solutions.

The Company’s strategy to increase sales will be to offer fundamentally unique solar power systems, including those designed by RED or other comparable designers, and to introduce a highly customizable and personalized approach to after-sales customer service through a unique type of contractual relationship with its customers.

During the next six months it is the Company’s plan to:

●	Raise capital to build more solar systems and increase its marketing of Community Solar projects.

●	Initiate aggressive online and offline marketing campaigns to build our brand, market awareness, and recognition.

●	Increase sales via increased advertising and marketing campaigns.

●	Hire additional key employees to help strengthen the Company.

We plan to work with (i) private homeowners, (ii) local roofing companies, (iii) solar installation companies, (iv) custom homebuilders, (v) mass-market homebuilders and (vi) and commercial building and multi-unit residential owners. Our target market is commercial building and property owners in New York and New Jersey. To date, we currently have four (4) Solar Leases with commercial property owners in New York and New Jersey, and, assuming we are able to obtain adequate financing, we expect to complete these systems. As of the date of this registration statement, the Company was actively seeking to develop the following four (4) leases: 111 Station Road, Bellport, New York; 607 Station Road, Bellport, New York; and 8012 Tonneli Ave, North Bergen, New Jersey.

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Description of Products and Services

Green Stream endeavors to provide solar energy solutions to underrepresented and/or growing market segments that seek renewable energy solutions but don’t have direct access to them. We plan to first develop solar power generation systems (“solar systems”) at the locations that are the subject of the Solar Leases, and then market net metering agreements or community solar solutions to customers nearby, depending on the regulatory regime, electric utility policies and other circumstances of the areas in which a solar system is built.

The Company believes that its revenues in key regions will be derived directly from agreements that lease solar systems that we arrange the building of to our customers. Pursuant to these agreements, the Company, owns, operates, and maintains the solar system, and a host customer agrees to site the system on its property. The Company will then attempt to enter into net metering agreements to sell electric output from the solar services provider for a predetermined period (usually twenty-five years) to the host’s local utility. This financial arrangement allows the host customer to receive stable and low-cost electricity, while the solar services provider or another party acquires valuable financial benefits, such as tax credits and income generated from the sale of electricity. The Company would be responsible for the development, design, and the administration of the project, obtaining permits, financing, and managing the solar system, and well as its installation and maintenance.

The Company does not expect to enter into agreements for the design, construction or installation of any solar facilities until it has obtained all necessary approvals for the installation of the system from local authorities and entered into a net metering agreement with the applicable utility. Moreover, pursuant to the terms of the Company’s existing leases, the Company is similarly not required to pay rent to the owner until it begins generating revenue through a net metering agreement. If, however, the Company commences, or engages a contractor to commence, the development, construction or installation of a solar system prior to entering into a net metering agreement, there can be no assurance that the Company will be successful in entering into a net metering agreement following the facility’s completion and the Company may be required to seek alternative means to recoup the investment in the facility, such as a purchase power agreement, for example, of which there can be no assurance that the Company will be able to find such an arrangement or find one on terms that are favorable to the Company.

An interconnection agreement is generally required from the applicable local electricity utility to interconnect a solar energy system with the utility grid. In almost all cases, interconnection agreements are standard form agreements that have been pre-approved by the local public utility commission or other regulatory body with jurisdiction over interconnection. As such, no additional regulatory approvals are required once interconnection agreements are signed. We would prepare and submit these agreements on behalf of our customers to ensure compliance with interconnection rules. Under this business model, the host customer buys the services produced by our solar energy solutions rather than the solution itself.

We expect to function as the project coordinator, arranging the financing, design, permitting, and construction of the system. We plan to purchase the solar panels for the project from a PV manufacturer, who provides warranties for system equipment. The installers we initially plan to contract with will design the system, specify the appropriate system components, and may perform the follow-up maintenance over the life of the PV system. Although we may eventually develop an in-house team of installers, we currently do not have such a team. Once the construction agreement is signed, a typical installation is expected to be completed in three to six months.

Typical Project Timeline

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We plan to offer investors the right to invest in the equity of specific projects and assign such investors federal and state tax benefits for which the system is eligible. For example, we expect to eventually form special purpose entities for each project with such equity investors to receive and distribute payments to the investors resulting from the system’s output and related tax benefits. The utility serving the host customer would provide an interconnection from the PV system to the grid and continue its electric service with the host customer to cover the periods during which the system is producing less than the host’s electric demand. Certain states have net metering requirements in place that provide a method of crediting customers who produce electricity on-site in excess of their own electricity consumption. In most states, the utility will credit excess electricity generated from the PV system, although the compensation varies significantly depending on state policies.

The Company plans to receive income from the sales of unused electricity to the applicable electric utility on a monthly basis, and the tax credits and incentives assigned to the Company (or the special purpose vehicle for the project). Typically, our solar power solutions are expected to produce enough energy to not only sufficiently supply the buildings but additionally to save and store enough energy to sell to utility companies. The Company is principally targeting the commercial solar space, a market space that provides significant and longer-term cash-producing assets.

Some of our projects will be dependent upon favorable tax treatment and incentives from state, local and federal sources. Should there be a decline in this type of government support it could affect our profits or make the use of our solar systems less desirable or cost effective. See Government Incentives and Policies, below.

Community Solar

Electricity generation in the U.S. is progressing to a renewable market. Solar energy is on the rise due to state and federal government tax incentives, ease of operation and maintenance, and declining costs. The economy is creating a market for renewable energy that helps conserve our natural resources and clean energy that reduce the long-standing harmful environmental effects of coal and oil.

The renewable energy market is growing with federal and particularly state, regulations passing and implementing bills around the nation for more renewable sources. California is taking the lead on sustainable energy with their passing of a Senate Bill (SB 350) that requires 50% of electricity to come from renewable sources by 2030. The enactment of SB 350 encourages the procurement of electricity from renewable sources, providing a market for solar systems in California.

Demand for photovoltaic (“PV”) solar power in the U.S. has grown significantly over the last few years and is projected by the Solar Energy Industries Association (“SEIA”) to continue growing rapidly. According to SEIA, from 2007 through 2017, the U.S. Solar market grew at an average annual rate of 59 percent. SEIA had projected a compound annual growth rate of 28 percent between 2012 and 2016. There were 10,608 MW installed in 2017 and in 2017 solar accounted for 30% of all new electric generating capacity installed.

For all of 2017, non-residential PV was the only segment expected to grow on an annual basis. The segment’s growth comes from projects rushing to install before rate and incentive structures change in select markets, along with the continued emergence of business and community solar, which is on track to grow by more than 50% year-over-year. According to market segment data from SEIA, installed capacity of utility-scale PV projects grew from 58 MW in 2009 to 53 GW at the end of 2017. Utility-scale solar (plants with a capacity of at least one megawatt) comprise about 2% of all utility-scale electric generating capacity and 0.9 % of utility-scale generation. The first utility-scale solar plants were installed in the mid-1980s, but more than half of the currently operating utility-scale solar capacity came online since 2015.

Community solar energy incentives coupled with exorbitant electricity costs have generated a rapidly growing community solar market. The Company is targeting multiple high revenue verticals within the expanding solar energy markets, including but not limited to the rapidly increasing community solar space. For instance, in New York City, where building owners pay some of the highest electricity prices, the Company hopes to rent 50,000 to 100,000 square feet of rooftop space in the near future and to contract with vendors to install solar systems providing the option of renewable solar power to local customers.

Plan of Operation

The Company plans to continue to marketing its renewable energy generation systems, focusing on solar resources, as a replacement of fossil fuel energy generation equipment. The Company intends to do this by serving as the administrator of solar system installations to be provided by the Company’s vendors, and a coordinating agent for leasing arrangements relating to those systems. In the next twelve months we intend to focus on projects in the $50,000 to $5,000,000 range. GSFI will provide financing for those projects through investment of its own funds, management of project-specific investor funds, and leasing of solar energy equipment and components. As of the date of this registration statement, we have entered into four (4) active Solar Roof Leases in the New York and New Jersey metropolitan area, each for a term of twenty-five (25) years at $2,000 per month with annual increases of 2%. As of the date of this registration statement, the Company was actively seeking to develop solar systems at the locations subject to all four (4) of those leases. The leases will not commence until the Company has arranged for the commencement of construction of a solar system at the site. The construction of each solar system will cost the Company approximately $60,000 to $2,000,000 to build depending on the specifications of the system and any applicable tax credits. The property owner does not have the option to purchase the equipment following the termination or expiration of the lease and it will remain the property of the Company.

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Pursuant to the terms of the Solar Leases, the Company agreed to lease space from each of the property owners for the siting, installation, inspection, operation, maintenance, and repair of solar systems on each of the sites. Each lease is for a term of twenty-five (25) years for a monthly rental amount of $2,000 payable upon commencement of net metering of commercial revenue generation. The leases are not automatically renewable by either party. None of the Solar Leases provide a deadline for completion of, or a penalty for failure to build an operational solar system at the locations subject to the Solar Leases. Once a solar system has become operational at a Solar Lease location, the Company will receive payment from the sale of the electricity it generates to the local electric utility, and any corresponding tax credits and other incentives. The Company may then also enter a PPA with the lessor of the location in order to sell electricity generated by the system to the lessor, or make electricity from the system available to the many potential customers of a community solar project.  The Company is responsible for developing, installing and designing each solar facility and is the owner of the solar equipment. The Company has the right to terminate the Lease at any time without notice to the property owner. Following the expiration or termination of the lease, the Company will be required to decommission, dismantle and remove the solar system and all other installations and to return the property to its condition before the commencement of the lease.

Timetable for Solar System Installations

Project	Anticipated Completion Date	Anticipated Cost	Anticipated Developer
8012 Tonneli Ave, N. Bergen, NJ	March 2022	Pending**	Amergy
11 Station Road, Bellport, NY	April 2022	Pending**	Amergy
607 Station Road Bellport NY	May 2022	Pending**	Amergy
747 Main Street, New Rochelle, NY	May 2022	Pending**	Amergy

* Reflects estimates based on future conditions. Actual dates, costs and related may vary.

** Pending: the Company has not yet fully/sufficiently evaluated the project to make an estimate.

If the Company is able to raise sufficient funds, it hopes to enter into larger leases for larger projects to increase its revenue streams. We currently lack the funding to begin and complete the construction of one or all of these projects. To effectively fund our business plan, we will need to raise additional capital and/or obtain vendor financing for the equipment we intend to purchase. We have historically raised operating capital through the sale of our securities or debt. However, there can be no assurance that the Company will be able to raise sufficient capital on terms acceptable to the Company to complete any or all of these projects.

During the third quarter of 2021, we will require approximately $5 million for the design, construction and installment of the Company’s first four solar facility projects.

During the third quarter of 2021, providing the Company can complete one or more solar systems at locations under the Solar Leases, the Company expects to commence revenue generating operations. If four or more such solar systems are operational, it is anticipated that revenues from the resale of electricity to the applicable utilities will generate approximately $50,000 to $60,000 per quarter based on our projections of the amount of power these systems will generate, and the current amounts the applicable electric utilities will pay for electricity generated using solar power.

Thereafter, in the first quarter of 2022, providing the Company has generated revenue generating operations, the Company anticipates it will be profitable within the quarter. The Company will continue to seek additional candidates for leases of the solar systems it markets and intends to sell and anticipates it will be required to raise additional capital through the sale of its securities or debt. However, there can be no assurance that the Company will be able to raise these funds or that it will be able to do so on terms that are favorable to the Company.

In the second quarter of 2022, providing the Company has commenced revenue generating operations, the Company anticipates it will be profitable within the quarter. The Company will continue to secure permits for the leasing candidates acquired in the previous quarters as well as seek additional candidates for leases of the solar systems it markets and intends to sell. The Company anticipates it will be required to raise additional capital through the sale of its securities or debt. However, there can be no assurance that the Company will be able to raise these funds or that it will be able to do so on terms that are favorable to the Company.

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Anticipated Milestones

The Company anticipates completing projects it has already started, and potentially expand with new leases and projects, possibly in new states, as described in the table below.

Milestone	Anticipated Commencement Date	Completion Date	Categories of Expenditures
8012 Tonneli Ave, N. Bergen NJ	November 2021	March 2022	Contractors, equipment, transportation, developer
11 Station Road Bellport NY	December 2021	April 2022	Contractors, equipment, transportation, developer
607 Station Road Bellport NY	January 2022	May 2022	Contractors, equipment, transportation, developer
747 Main Street, New Rochelle NY	January 2022	May 2022	Contractors, equipment, transportation, developer
Expansion New State	Efforts Expected to Start 3rd Quarter 2021	Third Quarter 2022	Marketing, Travel, Consultants,
Expansion 2nd New State	Efforts Expected to Start 4th Quarter 2021	Fourth Quarter 2022	Marketing, Travel, Consultants,

The amounts that we actually spend for any specific purpose may vary significantly, and will depend on a number of factors including, but not limited to, the pace of the completion of each solar system, conditions in the markets for the services required to complete solar systems, changes in or revisions to our marketing strategies, as well as any applicable legal or regulatory changes which may occur.

If we are unable to raise the net proceeds from our Regulation A Offering or other financing activities that we believe are needed to fund our business plan, we may be required to scale back our development plans by reducing expenditures for employees, consultants, business development and marketing efforts, and other envisioned expenditures. This could reduce our ability to complete existing solar system projects or initiate new ones, or require us to seek further funding earlier, or on less favorable terms, than if we had raised the full amount of the offering.

If management is unable to implement its proposed business plan or employ alternative financing strategies, it does not presently have any alternative proposals.

We cannot assure you that our solar systems will be completed in a timely manner or at all, that we will ever earn revenues sufficient to support our operations or that we will ever be profitable. Furthermore, since we have no committed source of financing, we cannot assure you that we will be able to raise money as and when we need it to continue our operations. If we cannot raise funds as and when we need them, we may be required to severely curtail, or even to cease our operations.

Liquidity and Capital Resources.

At October 31, 2020, the Company had $0 of cash and net working capital was ($921,201) as compared with $14,727 in cash and net working capital of ($577,062) at July 31, 2020 a decrease of ($344,139).

In 2020, funds used by the net loss of ($754,974) included: expenditures for legal and professional fees. Funds were provided by the sale of the Company’s equity and debt securities. The Company needs to obtain capital; however, no assurance can be given that it will be able to obtain this capital on acceptable terms, if at all. In such an event, this may have a materially adverse effect on the Company’s business, operating results and financial condition. If the need arises, the Company may attempt to obtain funding or pay expenses through the continued sale or issuance of restricted stock. The Company may also use various types of short term funding, related party advances and expenses payment deferrals and external loans. The Company’s auditors have issued a going concern opinion.

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Management is actively exploring additional required funding through debt or equity financing pursuant to its plan. There is no assurance that we will be successful in obtaining sufficient financing on terms acceptable to us to fund continuing operations. Management believes that the results of the management plan, the Company’s existing resources and access to the capital markets will permit us to fund planned operations and expenditures. We believe that we will need to raise additional capital by way of equity, debt, debentures, or other methods, to support our anticipated operational expenses. Management is cautiously optimistic, however, that it will be able to generate the funding required to fund operations through the end of the year. However, there can be no assurance that the Company will be able to raise sufficient capital on terms acceptable to the Company to complete any or all of these projects.

Key Suppliers and Contractors

We have established a relationship with Renewable Energy Development LLC (“RED”), headed by Anthony Morali of Morali Architects, and plan to work with RED to design, manufacture, and install the solar panels and complete other relevant services needed to complete our solar systems. RED is an independent contractors who performs services when requested by the Company. The loss of any of our vendors, and particularly RED, since we are marketing the solutions and designs it provides, would have serious negative effects on our business, since it would take time for us to establish relationships with new contractors and suppliers with similar expertise.

Competition

Although many small and medium-sized companies are still in the process of understanding how solar energy can make sense for them, more than 100 of the Fortune 500 companies have already received significant results by using solar power.

Nevertheless, we believe our primary competitors are the traditional local utilities that supply energy to our potential customers. We compete with these traditional utilities primarily based on price, predictability of price and the ease by which customers can switch to electricity generated by our solar energy systems rather than fossil-based alternatives. We believe that our pricing and focus on customer relationships allow us to compete favorably with traditional utilities in the regions we service.

Other sources of competition are other solar energy system providers such as Tesla, Inc., Vivint Solar Inc., Sunrun Inc., Sungevity, Inc., Tiger Reef, Inc., and many others. These companies may offer products that are similar to our solar energy systems, and we primarily compete with these companies based on price. We believe that we compete favorably with these companies.

The Company anticipates that the following factors will give us a competitive advantage because we expect to become a technology company insulated by patents creating a barrier to competition, as well as a company selling a product with brand recognition and expect the customers to select the Company because:

●	We offer unique innovative products.

●	We offer a flexible menu of product financing options and types of agreements.

●	We are located in the states where utility costs are high and/or incentives for solar energy systems are available, therefore, offering an attractive alternative to conventional power sources.

Employees

The Company has no full-time employees.

Patents and Trademarks

The Company holds no patents, nor at this time, has any patent pending.

The company relies on a combination of trade secrets and contractual protections to establish and protect its intellectual proprietary rights. It may rely on patents held by its partners with whom it has contractual relationships.

Government Regulation

An interconnection agreement is generally required from the applicable local electricity utility to interconnect a solar energy system with the utility grid. In almost all cases, interconnection agreements are standard form agreements that have been pre-approved by the local public utility commission or other regulatory body with jurisdiction over interconnection. As such, no additional regulatory approvals are required once interconnection agreements are signed. We prepare and submit these agreements on behalf of our customers to ensure compliance with interconnection rules.

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Our operations are subject to stringent and complex federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. For example, we are subject to the requirements of the federal Occupational Safety and Health Act, as amended, or “OSHA,” and comparable state laws that protect and regulate employee health and safety. We expend resources to comply with OSHA requirements and industry best practices. Federal and/or state prevailing wage requirements, which generally apply to any “public works” construction project that receives public funds, may apply to installations of our solar energy systems on government facilities. The prevailing wage is the basic hourly rate paid on public works projects to a majority of workers engaged in a particular craft, classification or type of work within a particular area. Prevailing wage requirements are established and enforced by regulatory agencies. Our in-house personnel monitors and coordinates our continuing compliance with these regulations when required.

Some jurisdictions place limits on the size or number of solar energy systems that can be interconnected to the utility grid. This can limit our ability to sell and install solar energy systems in some markets. The regulatory environment is constantly changing.

Environmental Regulations

The Company does not have any plans to manufacture the products it intends to market, sell and install. The manufacturers of these products may use, generate, and discharge toxic, volatile, or otherwise hazardous chemicals and wastes in its research and development, manufacturing, and construction activities. These companies will likely be subject to a variety of federal, state, and local governmental laws and regulations related to the purchase, storage, use, and disposal of hazardous materials. In addition, these laws and regulations may impose substantial liabilities for the failure to comply with them or for any contamination resulting from the operations associated with our assets. Laws and regulations protecting the environment have become more stringent in recent years, and may in certain circumstances impose “strict liability,” rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. Such laws and regulations may expose us to liability for the conduct of or conditions caused by others, or for our acts which were in compliance with all applicable laws at the time such acts were performed. If these companies do not comply with these regulations and are unable to manufacture the products we intend to market and sell, we may be adversely effected if we are unable to obtain replacement manufacturers and products which may be costly and may have a material adverse effect on our business and results of operations.

Government Incentives and Policies

U.S. federal, state and local governments have established various policies, incentives, and financial mechanisms to reduce the cost of solar energy and to accelerate the adoption of solar energy. These incentives include tax credits, cash grants, production-based incentives, tax abatements, and rebates. These incentives help catalyze private sector investments in solar energy, energy efficiency, and energy storage measures, including the installation and operation of residential and commercial solar energy systems.

Following the extension of the Solar Investment Tax Credit in December 2015, the Internal Revenue Code allows a United States taxpayer to claim a tax credit of 30% of qualified expenditures for a solar energy system that is placed in service on or before December 31, 2019. This credit is scheduled to decline to 26% effective January 1, 2020, 22% in 2021, and then to 10% for commercial projects and 0% for residential projects in 2022.

Many U.S. states and local jurisdictions have established property tax incentives for renewable energy systems, which include exemptions, exclusions, abatements, and credits. Many state governments, investor-owned utilities, municipal utilities, and co-operative utilities offer rebates or other cash incentives for the installation and operation of a solar energy system or energy-related products.

Many states have a regulatory policy known as net energy metering, or net metering. Net metering typically allows our customers to interconnect their on-site solar energy systems to the utility grid and offset their utility electricity purchases by receiving a bill credit at the utility’s retail rate for energy generated by their solar energy system that is exported to the grid in excess of electric load used by customers.

Some states have established limits on net metering, fees on solar energy systems, or reduced the credit available for electricity generated by solar energy systems that are connected to the utility grid. For example, Hawaii, Nevada, and Mississippi have announced net metering policies that establish wholesale rates, not retail rates, for crediting electricity produced by solar energy systems. This has adversely impacted the attractiveness of solar energy to residential customers in these markets. The California Public Utilities Commission issued a ruling that maintains the net energy metering credit at full retail value but adds new charges and requirements for customers installing a solar energy system. On the other hand, other states continue to expand their net metering programs. New York, for example, has suspended its cap on solar photovoltaic systems covered by the state’s net metering program.

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Some states like Massachusetts have offered Solar Renewable Energy Credits (“SRECs”) that provide cash payments based on the electricity produced by solar energy systems as an incentive for customers to invest in these systems. These programs are generally capped and must be reauthorized or extended when the cap is reached in order for the incentives to be continued. The Massachusetts Department of Energy Resources announced that the total capacity available under its most recent SREC program (SREC-II) for projects over 25 kW had been exceeded in early 2016, however it was announced on January 31, 2017, by the Massachusetts Department of Energy Resources that their new program, called Solar Massachusetts Renewable Target (“SMART”), is targeted to start in April 2018 and that the SREC II program would be extended in order to bridge between the two programs. The SREC II program was ultimately extended until November 26, 2018, at which point the first applications for SMART were accepted. The first SMART incentive allocations began on January 15, 2019.

On January 22, 2018, the Office of the President of the United States approved in substantial form, recommendations by the U.S. International Trade Commission to impose a tariff of 30% on imports of solar cells and photovoltaic modules under Section 201 of the Trade Act of 1974, unless specifically excluded. The 30% tariff declines 5% per year over the four-year term of the tariff. Further, the provisions of the 201 Tariff are applicable to imported solar cells and modules from Canada, despite its being a member of the North American Free Trade Act.

Seasonality

Our quarterly net revenue and operating results for solar energy system installations are difficult to predict and have, in the past, and may, in the future, fluctuate from quarter to quarter as a result of changes in state, federal, or private utility company subsidies, as well as weather, economic trends and other factors. The industry historically experienced seasonality in our solar installation business, with the first quarter representing our lowest installation quarter of the year, primarily due to adverse weather. Additionally, the industry historically experienced seasonality in sales of solar systems similar to ours, with the fourth and first quarters of the year seeing fewer sales orders than the second and third quarters. We do not have the historical experience to assess seasonality for this line of our own business.

Please see further Item 1A. Risk Factors, set forth below.

ITEM 1A. RISK FACTORS

An investment in our common stock involves a high degree of risk. An investor should carefully consider the following risk factors and the other information in this registration statement before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks.

Please consider the following risk factors and other information in this registration statement relating to our business and prospects before deciding to invest in our common stock.

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RISKS RELATED TO THE COVID-19 PANDEMIC

The recent COVID-19 pandemic may adversely affect our business, and ability to file timely and accurate financial information.

The COVID-19 pandemic has materially and adversely impacted the U.S. economy and financial markets, with legislative and regulatory responses including unprecedented monetary and fiscal policy actions across all sectors, and there is significant uncertainty as to timing of stabilization and recovery. Because we are in the development stage, the complete impact on our business from the recent outbreak of the COVID-19 coronavirus is unknown at this time and difficult to predict, various aspects of our business are being adversely affected by it and may continue to be adversely affected.

Our ability to start projects and raise funding could be adversely impacted by COVID-19 and the stay at home orders of certain states and localities/

While the COVID-19 pandemic is adversely impacting all sectors of the economy, we may be subject to certain specific risks:

•	We are attempting to raise capital through an offering pursuant to Regulation A of the Securities Act. Due to economic conditions investors may be hesitant to invest in new and emerging companies.

•	Locations where we intend to build facilities and place equipment are currently under stay at home orders from state and local governments that prevent construction and are delaying permitting of potential projects.

•	The significant decrease in oil prices lessens the appeal of solar installations as it takes longer to recover the upfront installation costs and makes pricing less competitive against fossil fuels/

RISKS RELATED TO THE INDUSTRY

The demand for products requiring significant initial capital expenditures such as solar power products and related services are affected by general economic conditions.

The United States and countries worldwide have recently experienced a period of declining economies and turmoil in financial markets. A sustained economic recovery is uncertain. In particular, terrorist acts and similar events, continued unrest in the Middle East or war, in general, could contribute to a slowdown of the market demand for products that require significant initial capital expenditures, including demand for solar power systems. In addition, increases in interest rates may increase financing costs to customers, which in turn may decrease demand for our solar power products. If economic recovery is slowed as a result of the recent economic, political and social events, or if there are further terrorist attacks in the United States or elsewhere, we may experience decreases in the demand for our solar power products, which may harm our operating results.

If there is a shortage of components and/or key components rise significantly in price that may constrain our revenue growth.

The market for photovoltaic installations has continued to grow despite worldwide financial and economic issues. The introduction of significant production capacity has continued and has increased supply and reduced the cost of solar panels. If demand increases and supply contracts, the resulting likely price increase could adversely affect sales and profitability. As demand for solar panels may increase with an economic recovery, demand and pricing for solar modules could increase, potentially limiting access to solar modules and reducing our selling margins for panels.

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Shortages of silicon and inverters or supply chain issues could adversely affect the availability and cost of our solar energy systems. Manufacturers of photovoltaic modules depend upon the availability and pricing of silicon, one of the primary materials used in photovoltaic modules. The worldwide market for silicon from time to time experiences a shortage of supply, which can cause the prices for photovoltaic modules to increase and supplies to become difficult to obtain. While we have been able to obtain sufficient supplies of solar photovoltaic modules to satisfy our needs to date, this may not be the case in the future. Future increases in the price of silicon or other materials and components could result in an increase in costs to us, price increases to our customers or reduced margins.

Other international trade conditions such as work slowdowns and labor strikes at port facilities or major weather events can also adversely impact the availability and price of solar photovoltaic modules.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

The market for electricity generation is heavily influenced by foreign, U.S. federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the U.S. these regulations and policies are being modified and may continue to be modified. Customer purchases of or further investment in the research and development of alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar power products, for example, without certain major incentive programs and or the regulatory mandated exception for solar power systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility network. These fees could increase the cost to our customers of using our solar power products and make them less desirable, thereby harming our business, prospects, results of operations and financial condition.

We anticipate that our solar power products and their installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, and environmental protection, utility interconnection and metering and related matters. It is difficult to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our solar power products may result in significant additional expenses to us and our resellers and their customers and, as a result, could cause a significant reduction in demand for our solar power products.

The reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar electricity applications could reduce demand for solar power systems and harm our business.

The market for solar energy applications depends in large part on the availability and size of local, state, and federal government and economic incentives that vary by geographic market. The reduction, elimination or expiration of government subsidies and economic incentives for solar electricity may negatively affect the competitiveness of solar electricity relative to conventional and non-solar renewable sources of electricity and could harm or halt the growth of the solar electricity industry and our business.

The cost of solar power currently is less than retail electricity rates in most markets, and we believe solar will continue to do so for the foreseeable future. As a result, federal, state and local government bodies, the United States has provided incentives in the form of feed-in tariffs, or FITs, rebates, tax credits and other incentives to system owners, distributors, system integrators and manufacturers of solar power systems to promote the use of solar electricity in on-grid applications and to reduce dependency on other forms of energy. Many of these government incentives expire, phase out over time, terminate upon the exhaustion of the allocated funding or require renewal by the applicable authority. In addition, electric utility companies or generators of electricity from other non-solar renewable sources of electricity may successfully lobby for changes in the relevant legislation in their markets that are harmful to the solar industry. Reductions in, or eliminations or expirations of, governmental incentives could result in decreased demand for and lower revenue from solar PV systems, which would adversely affect sales of our products.

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Our success depends, in part, on the quality and safety of the services we market and sell.

We do not design and manufacture our own products. We can and do use a variety of products and do not have a commitment to any single manufacturer. We do not warranty our products because this is the responsibility of the manufacturer. However, we do warranty our installation workmanship and could suffer a loss of customer referrals and reputation degradation if our quality workmanship is not maintained.

The Company’s management has no specific experience in the design and installation of solar systems and relies on consultants and other third parties.

The Company has partnered with Anthony Morali of Renewable Energy Development LLC (“RED”), a leading expert in solar infrastructure design as the Company’s management does not have specific experience in the installation and design of solar systems. Should the Company not be able to maintain these relationships it would have a significant impact on our ability to continue with our business plan.

Our ability to market and sell solar systems to customers is unproven.

Our business depends in large part on our ability to market and sell or lease solar systems. Initially, we plan to have Renewable Energy Development, LLC to design, manufacture and install the solar systems to our customers. Our ability market and sell the solar systems, are and will be subject to risks, including with respect to:

•	our ability to secure necessary funding;
•	our ability to negotiate and execute definitive agreements with our various suppliers for hardware, or services necessary to design or manufacture the solar systems we intend to market and sell;
•	compliance with environmental, safety, and similar regulations;
•	delays by us in delivering final component designs to our suppliers;
•	quality controls that prove to be ineffective or inefficient;
•	delays or disruptions in our supply chain including raw material supplies; and
•	our ability to maintain arrangements on reasonable terms with its manufacturing partners and suppliers, engineering service providers, delivery partners, and after sales service providers.

To date, we have limited experience, as a company, marketing and selling or leasing our solar systems and therefore cannot assure you that we will be able to make sales on a level significant enough to be profitable or to meet customer expectations. Any failure to do so within our projected costs and timelines would have a material adverse effect on our business, prospects, operating results and financial condition.

We require additional capital to develop our business.

The development of our services will require the commitment of resources to increase the advertising, marketing and future expansion of our business. In addition, expenditures will be required to enable us in 2020 and 2021 to conduct planned business research, development of new affiliate and associate offices, and marketing of our existing and future products and services. Currently, we have no established bank-financing arrangements. Therefore, it is possible that we would need to seek additional financing through a subsequent future private offering of our equity securities, or through strategic partnerships and other arrangements with corporate partners.

We cannot give any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. The sale of additional equity securities could result in dilution to our stockholders. Sales of existing shareholders of the common stock and preferred stock in the public market could adversely affect prevailing market prices and could impair the Company’s future ability to raise capital through the sale of the equity securities. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our compensation. If adequate, additional financing is not available on acceptable terms, we may not be able to implement our business development plan or continue our business operations.

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You could suffer dilution should the Series B Convertible Preferred Stockholders convert their shares.

If all of the Series B Convertible Preferred Stock is converted at the current conversion rate, an additional 600,000,000,000 shares of common stock could be issued to the holder thereof (i.e. more than the current number of authorized shares). This could cause you to suffer immediate and significant dilution such that the percentage of shares held by current shareholders after full conversion of the 600,000 Series B Convertible Preferred stock would be less than 0.1%.

Our liability insurance may not be adequate in a catastrophic situation.

We do not currently maintain property damage insurance or product liability insurance. Material damage to, or the loss to our facilities or equipment due to fire, severe weather, flood or other catastrophe, even if insured against, could result in a significant loss to the Company.

The services we intend to sell to customers may not gain market acceptance, which would prevent us from achieving sales and market share.

The market for solar power is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to achieve sales and market share. In addition, demand for solar power in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors may influence the widespread adoption of solar power technology and demand for solar power, including:

●	Performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

●	Cost-effectiveness of solar power technologies as compared with conventional and competitive alternative energy technologies;

●	Success of alternative distributed generation technologies such as hydrogen fuel cells, wind turbines, bio-diesel generators, and large-scale solar thermal technologies;

●	Fluctuations in economic and market conditions that impact the viability of conventional and competitive alternative energy sources;

●	Increases or decreases in the prices of oil, coal and natural gas;

●	Capital expenditures by customers, who tend to decrease when domestic or foreign economies slow; and

●	Continued deregulation of the electric power industry and broader energy industry.

We face intense competition from other system integrators and other energy generation products. If we fail to compete effectively, we may be unable to increase our market share and sales.

The mainstream power generation market and related product sectors are well established, and we are competing with power generation from more traditional processes that can generate power at lower costs than most renewable or environmentally driven processes. Further, within the renewable power generation and technologies markets, we face competition from other methods of producing renewable or environmentally positive power. Then, the solar power market itself is intensely competitive and rapidly evolving. Our competitors have established market positions more prominent than ours, and if we fail to attract and retain customers, we may be unable to achieve sales and market share. There are a number of major multi-national corporations that provide solar installation services such as REC, Solar City, and Sunpower Corporation. Established integrators are growing and consolidating, including GoSolar, Sunwize, Sunenergy, and Real Good Solar and we expect that future competition will include new entrants to the solar power market. Further, many of our competitors may be developing or may be currently providing products based on new solar power technologies that may have costs similar to, or lower than, our projected costs.

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Some of our competitors are substantially larger than we are, have longer operating histories and have substantially greater financial, technical, manufacturing and other resources than we do. Our competitors’ greater sizes in some cases provide them with competitive advantages with respect to manufacturing costs and the ability to allocate costs across a greater volume of production and purchase raw materials at lower prices. They also have far greater name recognition, an established distribution network and an installed base of customers. In addition, many of our competitors have well-established relationships with current and potential resellers, which have extensive knowledge of our target markets. As a result, our competitors will be able to devote greater resources to the research, development, promotion, and sale of their products and may be able to respond more quickly to evolving industry standards and changing customer requirements than we can.

Our sales and installations are subject to seasonality of customer demand and weather conditions which are outside of our control.

Our sales are subject to the seasonality of when customers buy solar energy systems. Historically, we are expected to experience spikes in orders during the spring and summer months which, due to lead time, result in installations and revenue increase during the summer and fall. Tax incentives can generate additional backlog prior to the end of the year, depending upon the incentives available and whether customers are looking to take advantage of such incentives before the end of the year.

Our ability to construct systems outdoors may be impacted by inclement weather, which can be most prominent in our geographic installation regions during the first and fourth quarters of the year. As a result of these factors, our first quarter is generally our slowest quarter of the year. If unexpected natural events occur and we are unable to manage our cash flow through these seasonal factors, there could be a negative impact on our financial position, liquidity, results of operations and cash flow.

Our inability to respond to changing technologies and issues presented by new technologies could harm our business.

The solar energy industry is subject to technological change. If we rely on products and technologies that cease to be attractive to customers, or if we are unable to respond appropriately to changing technologies and changes in product function or quality, we may not be successful in capturing or retaining significant market share. In addition, any new technologies utilized in our solar energy systems may not perform as expected or as desired, in which event our adoption of such products or technologies may harm our business.

We rely heavily on a limited number of designers, suppliers, installers and other vendors, and if these companies were unable to deliver critical components and services, it would adversely affect our ability to operate and our financial results.

We rely on a limited number of third-party suppliers to provide the components used in our solar energy systems. We also rely on key vendors to provide internal and external services which are critical to our operations, including installation of solar energy systems, accounting and customer relationship management software, facilities and communications. The failure of our suppliers and vendors to supply us with products and services in a timely manner or on commercially reasonable terms could result in lost orders, delay our project schedules, limit our ability to operate and harm our financial results. If any of our suppliers or vendors were to fail to supply our needs on a timely basis or to cease providing us key components or services we use, we would be required to secure alternative sources of supply. We may have difficulty securing alternative sources of supply. If this were to occur, our business would be harmed.

The installation and ongoing operation of solar energy systems involves significant safety risks.

Solar energy systems generate electricity, which is inherently dangerous. Installation of these systems also involves the risk of fire, personal injuries occurring at the job site and other risks typical of construction projects. Although we take many steps to assure the safe installation and operation of our solar energy systems, and maintain insurance against such liabilities, we may nevertheless be exposed to significant losses arising from personal injuries or property damage arising from our projects.

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United States trade policy affects our ability to purchase domestic solar panels.

One of the effects of the United States tariffs on imported solar panels, including solar panels from China, is an increased demand for products manufactured in the United States which may affect both our ability to purchase solar panels and the price and other terms at which solar panels are available to us. Because of the increased demand for domestically manufactured solar panels, we cannot assure you that, if we seek to purchase solar panels from Renewable Energy Development, a New York-based company, it will have the capacity to fill our orders at a commercially reasonable price or that we will be able to purchase solar panels from other suppliers at a reasonable cost. Our inability to obtain domestically produced solar panels can impair our ability to generate revenue and maintain reasonable gross margins.

Changes in net metering regulations could impair the market for solar products.

Net metering is a billing mechanism that credits solar energy system owners for the electricity that they add to the electricity grid. If the owner of a solar system generates more electricity than it consumes, the excess electricity is sold back to the grid. California’s first net metering policy set a “cap” for the three investor-owned utility companies in the state: Pacific Gas & Electric (PG&E), San Diego Gas & Electric (SDG&E), and Southern California Edison (SCE). All three have reached their cap where total solar installations in each utility’s territory were capped at five percent of total peak electricity demand. The California Public Utilities Commission (CPUC) created the known as “Net Metering 2.0” (NEM 2.0) that extends California net metering. NEM 2.0 is slightly different from the first net metering policy. Under NEM 2.0, customers will still receive the retail credit for electricity produced but will be required to pay more in Non-Bypassable Charges. NEM 2.0 also requires new solar customers to pay a one-time Interconnection Application Fee, the amount of which is dependent upon the utility company. For systems under 1MW, this fee is $132 for San Diego Gas & Electric, $145 for Pacific Gas & Electric, and $75 for Southern California Edison. NEM 2.0 customers are also required to use Time of Use (ToU) rates. These changes alter the return on investment for solar customers, and our pricing needs to reflect this change in order for the purchase of a solar system to be economically attractive to the customer, which may be reflected in lower prices and reduced margins.

To the extent that utility companies are not required to purchase excess electricity from owners of solar systems or are permitted to lower the amounts paid, the market for solar systems may be impaired. Because net metering can enable the solar system owner to further reduce the cost of electricity by selling excess electricity to the utility company, any elimination or reduction of this benefit would reduce the cost savings from solar energy. We cannot assure you that net metering will not be eliminated, or the benefits significantly reduced for future solar systems which may dampen the market for solar energy.

Although we are not regulated as a utility company, changes in regulations may subject us to regulation as a utility.

We are presently exempt from regulation as a utility as we have “qualifying facility” status with the Federal Energy Regulatory Commission for all of our qualifying solar energy projects. Any local, state, federal or foreign regulations which classify us as a utility could place significant restrictions on our ability to operate our business by prohibiting or otherwise restricting our sale of electricity. If we were subject to the same state, federal or foreign regulatory authorities as utility companies in the United States or if new regulatory bodies were established to oversee our business in the United States or in foreign markets such as China, then our operating costs would materially increase, which would impair our ability to generate a profit from our business.

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Our business would be impaired if we lose our licenses, if more stringent government regulations are enacted or if we fail to comply with the growing number of regulations pertaining to solar energy and consumer financing industries.

Our business is or may become subject to numerous federal and state laws and regulations. The installation of solar energy systems performed by us is subject to oversight and regulation under local ordinances, building, zoning and fire codes, environmental protection regulation, utility interconnection requirements, and other rules and regulations. The financing transactions the Company are subject to numerous consumer credit and financing regulations. The consumer protection laws, among other things:

●	require us to obtain and maintain licenses and qualifications;

●	limit certain interest rates, fees and other charges we are allowed to charge;

●	limit or prescribe certain terms of the loans to our customers; and

●	require specific disclosures and the use of special contract forms.

The number of laws affecting both aspects of our business continues to grow. We can give no assurances that we will properly and timely comply with all laws and regulations that may affect us. If we fail to comply with these laws and regulations, we may be subject to civil and criminal penalties. In addition, non-compliance with certain consumer disclosure requirements related to home solicitation sales and home improvement contract sales affords residential customers with a right to rescind such contracts in some jurisdictions.

Changes in regulations relating to fossil fuel can impact the market for renewable energy, including solar.

The market for renewable energy in general and solar energy, in particular, is affected by regulations relating to the use of fossil fuel and the encouragement of renewable energy. To the extent that changes in regulations have the effect of reducing the cost of gas, oil, and coal or encouraging the use of such fuels, the market for solar systems may be impaired.

A material decline in the price of electricity charged by the local utility company to commercial users may impair our ability to attract commercial customers.

Often large commercial customers pay less for energy from utility companies than residential customers. To the extent that utility companies offer commercial customers a lower rate for electricity, they may be less willing to switch to solar energy. Under such conditions, we may be unable to offer solar energy systems in commercial markets that produce electricity at rates that are competitive with the price of retail electricity they are able to obtain from the local utility company. In such event, we would be at a competitive disadvantage compared to the local utility company and may be unable to attract new commercial customers, which would impact our revenues.

Solar energy and other forms of renewable energy compete with other forms of energy and the attractiveness of solar energy reflects the cost of electricity from the local grid.

Solar energy competes with all other forms of energy, including, particularly local utility companies, whose pricing structure effectively determines the market for solar energy. If consumers, whether residential or commercial, believe that they are paying and will continue to pay too much for electricity from a local utility company, they may consider other alternatives, including alternative providers of electricity from local utility companies as well as forms of renewable energy. If they are in a location where, because of the climate and geography, solar energy is a possibility, they may consider solar energy as an alternative, provided they are satisfied that they will receive net savings in their cost of electricity and their system will provide them with a constant source of energy. Further, although some customers may purchase a solar energy system because of environmental considerations, we believe that the cost of electricity is the crucial factor that influences the decision of a user, particularly a commercial user, to elect to use solar energy.

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RISKS RELATED TO OUR BUSINESS

Our annual and quarterly financial results are subject to significant fluctuations depending on various factors, many of which are beyond our control.

Our sales and operating results can vary significantly from quarter to quarter and year to year depending on various factors, many of which are beyond our control. These factors include, but are not limited to:

●	seasonal consumer demand for our products;

●	discretionary spending habits;

●	changes in pricing in, or the availability of supply in, the used powerboat market;

●	variations in the timing and volume of our sales;

●	the timing of our expenditures in anticipation of future sales;

●	sales promotions by us and our competitors;

●	changes in competitive and economic conditions generally;

●	consumer preferences and competition for consumers’ leisure time; and

●	changes in the cost or availability of our labor.

As a result, our results of operations may decline quickly and significantly in response to changes in order patterns or rapid decreases in demand for our products. We anticipate that fluctuations in operating results will continue in the future.

Our limited operating history with our current business lines makes it difficult to evaluate our current and future prospects and may increase the risk associated with your investment.

We have a limited operating history with our current business line and have been involved primarily in organizational matters. We have also generated no revenues in this line to date. Consequently, our operations are subject to all the risks inherent in the establishment of new business lines in industries within which we are not necessarily familiar. We have encountered and will continue to encounter risks and difficulties frequently experienced by rapidly growing companies in constantly evolving industries, including the risks described in this prospectus. If we do not address these risks successfully, our business, financial condition, results of operations and prospects will be adversely affected, and the market price of our common stock could decline. As such, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history in our current business lines or operated in a more predictable market.

We will need a significant amount of capital to carry out our proposed business plan and, unless we are able to raise sufficient funds or generate sufficient revenues, we may be forced to discontinue our operations.

Our ability to obtain the necessary financing to execute our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds or generate them through revenues, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. There is no guarantee that we will be able to obtain any funding or that we will have sufficient resources to continue to conduct our operations as projected, any of which could mean that we will be forced to discontinue our operations.

Conflict of Interest

The Company is subject to various potential and actual conflicts of interest arising out of its relationship with its Chief Executive and Financial Officer and/or affiliates of the Company: transactions with affiliates of the Chief Executive and Financial Officer of the Company and/or such other persons and entities; the payment of substantial sums from the proceeds of this offering to such affiliates; and, competition for the time and services of the Chief Executive and Financial Officer, agents, employees, and affiliates with other projects or businesses that they run.

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Dealings with the Company

The Chief Executive and Financial Officer controls the business and affairs of the Company. Consequently, the Chief Executive and Financial Officer will be able to control his own compensation and to approve dealings, if any, by the Company with other entities with which he is also involved. Furthermore, the Chief Executive and Financial Officer controls the majority of the voting power in the Company. Although the Chief Executive and Financial Officer intends to act fairly and in full compliance with his fiduciary obligations, there can be no assurance that the Company will not, as a result of the conflict of interest described above, sometimes enter into arrangements under terms less beneficial to the Company than it could have obtained had it been dealing with unrelated persons.

We operate in a highly competitive industry and potential competitors could duplicate our business model.

We are involved in a highly competitive industry where we compete with numerous other companies who offer products and services similar to those we offer. Although some aspects of our business may be protected by intellectual property laws (patent protection, trade secret protection, copyrights, trademarks, etc.), we own no patents and potential competitors will likely attempt to duplicate our business model. Some of our potential competitors may have significantly greater resources than we have, which may make it difficult for us to compete. There can be no assurance that we will be able to successfully compete against these other entities. Additionally, our contractors are not subjected to an exclusive contractual relationship with the Company.

Limited Full-Time Employees and Staff

Assuming successful completion of this Offering, we intend to hire necessary support staff and will hire, as and when needed, such management, support personnel, independent consultants, as it may deem necessary for the purposes of its business operations and the President. There can be no assurance that the Company and its President will be able to recruit and hire required support personnel under acceptable terms. The Company’s business would be adversely affected if it were unable to retain the required personnel.

Dealings with the Company

The Company’s Chief Executive and Financial Officer controls the business and affairs of the Company. Consequently, the he will be able to control his own compensation and to approve dealings, if any, by the Company with other entities with which he is also involved. Furthermore, the Chief Executive and Financial Officer controls the majority of the voting power in the Company. Although the President intends to act fairly and in full compliance with his fiduciary obligations, there can be no assurance that the Company will not, as a result of the conflict of interest described above, sometimes enter into arrangements under terms less beneficial to the Company than it could have obtained had it been dealing with unrelated persons.

Because our Chief Executive Officer, Chief Financial Officer and Director, controls 99% of the voting power of the outstanding capital stock, he will effectively control the Company, which in turn could decrease the price and marketability of the shares

Mr. DiPrima holds voting control over the 600,000 shares of Series B Convertible Preferred Stock held by the We Work Revocable Trust. The Series B Preferred Shares have the right to vote in the aggregate, on all shareholder matters votes equal to 99% of the total shareholder vote on any and all shareholder matters. As a result, Mr. DiPrima will have the ability to control the Company as follows:

•	elect or defeat the election of our Directors;
•	amend or prevent amendment of our articles of incorporation or bylaws;
•	effect or prevent a merger, sale of assets or other corporate transaction; and
•	affect the outcome of any other matter submitted to the stockholders for vote

Moreover, because of the significant voting position controlled by our insider, new investors will not be able to effect a change in the Company’s business or management, and therefore, shareholders would be subject to decisions made by Mr. DiPrima. Management’s stock voting position may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company; this could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

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Limitation of Liability of the Company’s Officers and Directors

To the maximum extent allowed by law, the Company’s Officers and Directors will have limited liability for breach of fiduciary duty and for (i) any breach of the duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; or (iii) any transactions from which the President and its Affiliates derived an improper personal benefit.

Exclusive Selection of Forum in the Bylaws

Our corporate bylaws provide that unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, all Internal Corporate Claims, as defined in the Bylaws, may be brought solely and exclusively in the District Court, Sheridan County, Wyoming (or, if such court does not have jurisdiction, the United States Court for the District of Wyoming). “Internal Corporate Claims” are defined as claims, including claims in the right of the Corporation, brought by a stockholder (including a beneficial owner) (i) that are based upon a violation of a duty owed by a current or former Director or officer or stockholder in such capacity or (ii) as to which the WCC confers jurisdiction upon the District Court. Please read our bylaws carefully in connection with this risk factor.

This choice of forum provision does not preclude or contract the scope of exclusive federal jurisdiction for any actions brought under the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, and the Company does not intend for the exclusive forum provision to apply to Exchange Act claims. It could apply, however, to a suit that falls within one or more of the categories enumerated in the exclusive forum provision and that asserts claims under the Securities Act, inasmuch as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There is uncertainty as to whether a court would enforce such an exclusive forum provision with respect to claims under the Securities Act. In addition, our stockholders will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. Subject to the foregoing, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to this provision of our Bylaws.

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RISKS RELATED TO OUR CORPORATE OPERATIONS

We have a limited operating history under the current business plan and may never be profitable.

Since the Reorganization, we have been involved primarily in organizational activities and have no reviews to date. Since we have a limited operating history following the implementation of the current business plan, it is difficult for potential investors to evaluate our business. We expect that we will continue to need to raise additional capital in order to fund our operations. There can be no assurance that such additional capital will be available to us on favorable terms or at all. There can be no assurance that we will be profitable.

Our auditors have indicated doubt about our ability to continue as a going concern.

Our auditors have expressed doubt about our ability to continue as a going concern. Our financial statements do not include adjustments that might result from the outcome of this uncertainty. If we are unable to generate significant revenue or secure financing, we may be required to cease or curtail our operations.

We have a history of operating losses and there can be no assurance that we can achieve or maintain profitability.

We have a history of operating losses and may not achieve or sustain profitability due to the competitive and evolving nature of the industries in which we operate. Our failure to sustain profitability could adversely affect the Company’s business, including our ability to raise additional funds.

No intention to pay dividends.

A return on investment may be limited to the value of our common stock. We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition, and other business and economic factors affecting it at such time as the Board may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the Board. If we do not pay dividends, our common stock may be less valuable because a return on your investment would only occur if the Company’s stock price appreciates.

We depend on key personnel and future members of management, and the loss of services of one or more members of our senior management team, or our inability to attract and retain highly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners and existing and prospective industry participants, which could negatively affect our financial condition, results of operations, cash flow and trading price of our common stock.

Our success depends on our ability to attract and retain the services of executive officers, senior officers, and community managers. There is substantial competition for qualified personnel in the niche area of solar system design, manufacturing, and sales, and the loss of our key personnel could have an adverse effect on us. Our continued success and our ability to manage anticipated future growth depend, in large part, upon the efforts of key personnel. The loss of services of senior management and solar-panel design team which we may hire, or our inability to attract and retain highly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners, and industry participants, which could negatively affect our financial condition, results of operations and cash flow.

The ability of stockholders to control our policies and effect a change of control of our company is limited by certain provisions of our Articles of Incorporation, bylaws and by Wyoming Law.

There are provisions in our Articles of Incorporation and bylaws that may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests. These provisions include the following:

Our Articles of Incorporation authorize our board of directors to issue shares of preferred stock with such rights, preferences, and privileges as determined by the board, and therefore to authorize us to issue such shares of stock. We believe these Articles of Incorporation provisions will provide us with increased flexibility in structuring possible future financings. The additional classes or series will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests.

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Our board of directors may change our policies without stockholder approval.

Our policies, including any policies with respect to investments, leverage, financing, growth, debt, and capitalization, will be determined by our board of directors or those committees or officers to whom our board of directors delegates such authority. Our board of directors will also establish the amount of any dividends or other distributions that we may pay to our stockholders. Our board of directors or the committees or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without stockholder vote. Accordingly, our stockholders will not be entitled to approve changes in our policies, and, while not intending to do so, may adopt policies that may have a material adverse effect on our financial condition and results of operations.

Our business could be adversely impacted if there are deficiencies in our disclosure controls and procedures or internal control over financial reporting.

The design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations. While management will continue to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Furthermore, our disclosure controls and procedures and internal control over financial reporting with respect to entities that we do not control or manage may be substantially more limited than those we maintain with respect to the subsidiaries that we have controlled or managed over the course of time. Deficiencies, including any material weakness, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price, or otherwise materially adversely affect our business, reputation, results of operations, financial condition or liquidity.

Our Solar systems are a relatively new service that exposes us to many new risks and uncertainties.

Our business model currently focuses on marketing and selling solar systems. Developing a new service under a new brand with solar technology exposes us to many risks and uncertainties that are new to our business. We have limited experience in the design, manufacture, marketing, distribution and sale of these services and rely on third parties to do so. Our ability to be successful with our services will depend on a number of factors, including whether:

●	We can achieve and maintain customer acceptance of our new services;

●	We can rapidly develop and successfully introduce our services in response to changing customer preferences;

●	We can maintain an adequate level of service quality over numerous solar systems, which must be designed, manufactured and introduced rapidly to keep pace with changing customer preferences and competitive factors;

●	We can successfully manage our third-party contract designers and manufacturers located outside and/or inside the U.S. on whom we are heavily dependent for the production of our solar systems; and,

●	We can successfully distribute our services through distributors, wholesalers, internet retailers and traditional retailers (many of whom distribute products from competing manufacturers) on whom we are heavily dependent.

Our intellectual property rights or our means of enforcing those rights may be inadequate to protect our business, which may result in the unauthorized use of our products or reduced sales or otherwise reduce our ability to compete.

Our business and competitive position depend upon our ability to protect our intellectual property rights and proprietary technology, including any new brands that we develop. We attempt to protect our intellectual property rights, primarily in the United States, through a combination of patent, trade secret and other intellectual property laws, as well as licensing agreements and third-party nondisclosure and assignment agreements. Because of the differences in foreign patent and other laws concerning intellectual property rights, our intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States. Our failure to obtain or maintain adequate protection of our intellectual property rights, for any reason, could have a materially adverse effect on our business, results of operations and financial condition. Further, any patents issued in connection with our business may not be broad enough to protect all of the potential uses of our technology.

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We also rely on unpatented proprietary technology. It is possible others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we will require our employees, consultants and advisors to execute proprietary information and invention assignment agreements when they begin working for us. We cannot assure these agreements will provide meaningful protection of our trade secrets, unauthorized use, misappropriation or disclosure of trade secrets, know-how or other proprietary information. Despite our efforts to protect this information, unauthorized parties may attempt to obtain and use information that we regard as proprietary. If we are unable to maintain the proprietary nature of our technologies, we could be materially adversely affected.

In addition, when others control the prosecution, maintenance and enforcement of certain important intellectual property, such as technology licensed to us, the protection and enforcement of the intellectual property rights may be outside of our control. If the entity that controls intellectual property rights that are licensed to us does not adequately protect those rights, our rights may be impaired, which may impact our ability to develop, market and commercialize our products. Further, if we breach the terms of any license agreement pursuant to which a third party licenses us intellectual property rights, our rights under that license may be affected and we may not be able to continue to use the licensed intellectual property rights, which could adversely affect our ability to develop, market and commercialize our products.

If third parties claim we are infringing or misappropriating their intellectual property rights, we could be prohibited from selling our products, be required to obtain licenses from third parties or be forced to develop non-infringing alternatives, and we could be subject to substantial monetary damages and injunctive relief.

The solar power industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. We are aware of numerous issued patents and pending patent applications owned by third parties that may relate to current and future generations of solar energy. The owners of these patents may assert the manufacture, use or sale of any of our products infringes one or more claims of their patents. Moreover, because patent applications can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that materially and adversely affect our business. Third parties could also assert claims against us that we have infringed or misappropriated their intellectual property rights. Whether or not such claims are valid, we cannot be certain we have not infringed the intellectual property rights of such third parties. Any infringement or misappropriation claim could result in significant costs or substantial damages to our business or an inability to manufacture, market or sell any of our PV modules found to infringe or misappropriate. Even if we were to prevail in any such action, the litigation could result in substantial cost and diversion of resources that could materially and adversely affect our business. A large number of patents, the rapid rate of new patent issuances, the complexities of the technology involved, and uncertainty of litigation increase the risk of business assets and management’s attention being diverted to patent litigation. Even if obtaining a license were feasible, it could be costly and time-consuming. We might be forced to obtain additional licenses from our existing licensors in the event the scope of the intellectual property we have licensed is too narrow to cover our activities, or in the event, the licensor did not have sufficient rights to grant us the license(s) purportedly granted. Also, some of our licenses may restrict or limit our ability to grant sub-licenses and/or assign rights under the licenses to third parties, which may limit our ability to pursue business opportunities.

There has been only a limited public market for our common stock and an active trading market for our common stock may not develop following this offering.

There has not been any broad public market for our common stock, and an active trading market may not develop or be sustained. The trading volume of our Common Stock may be and has been limited and sporadic. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they may tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares of Common Stock until such time as we became more seasoned and viable. As a consequence, there may be periods when trading activity in our shares is minimal, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

Investors may have difficulty in reselling their shares due to the lack of market.

Our common stock is not currently traded on any exchange but is quoted on OTC Markets Pink marketplace under the trading symbol “GSFI.” There is a limited trading market for our common stock. There is no guarantee that any significant market for our securities will ever develop. Further, state securities laws may make it difficult or impossible to resell our shares in certain states. Accordingly, our securities should be considered highly illiquid.

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The market price and trading volume of our common stock may be volatile.

Even if an active trading market develops for our common stock, the trading price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

●	actual or anticipated variations in our quarterly operating results or dividends;

●	changes in our funds from operations or income estimates;

●	publication of research reports about us or solar energy industry;

●	changes in market valuations of similar companies;

●	adverse market reaction to any additional debt we incur in the future;

●	additions or departures of key management personnel;

●	actions by institutional stockholders;

●	speculation in the press or investment community;

●	the realization of any of the other risk factors presented in this registration statement;

●	the extent of investor interest in our securities;

●	investor confidence in the stock and bond markets, generally;

●	changes in tax laws;

●	future equity issuances;

●	failure to meet income estimates; and

●	general market and economic conditions.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and the trading price of our common stock.

There could be volatility in our share price due to shares held by only a few people.

A small number of stockholders own a significant portion of our public float. The Company has no control over the decisions of any of these stockholders to retain ownership of their shares. The trading price of the Company’s common stock could be adversely affected or be subject to volatility if one or more of these stockholders should determine to sell their shares.

Furthermore, the President of the Company owns 600,000 shares of Series B Convertible Preferred Stock. If all of the Series B Convertible Preferred Stock is converted at the current conversion rate, an additional 600,000,000,000 shares of common stock could be issued to the holders thereof (i.e. more than the current number of authorized shares).

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Our shares are considered to be a “Penny Stock,” which impairs trading liquidity.

Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our common stock and investors may find it difficult to sell their shares. Trades of our common stock will be subject to Rule 15g-9 of the SEC which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

Future issuances of debt securities and equity securities may negatively affect the market price of shares of our common stock and, in the case of equity securities, may be dilutive to existing stockholders.

In the future, we may issue debt or equity securities or incur other financial obligations, including stock dividends and shares that may be issued in exchange for common units and equity plan shares/units. Upon liquidation, holders of our debt securities and other loans and preferred stock will receive a distribution of our available assets before common stockholders. We are not required to offer any such additional debt or equity securities to existing stockholders on a preemptive basis. Therefore, additional common stock issuances, directly or through convertible or exchangeable securities (including common units and convertible preferred units), warrants or options, will dilute the holdings of our existing common stockholders and such issuances or the perception of such issuances may reduce the market price of shares of our common stock. Any convertible preferred units would have, and any series or class of our preferred stock would likely have, a preference on distribution payments, periodically or upon liquidation, which could eliminate or otherwise limit our ability to make distributions to common stockholders.

As an “Emerging Growth Company” any decision to comply with the reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to opt into the extended transition period for complying with the revised accounting standards.

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Our status as an “Emerging Growth Company” under the JOBS Act of 2012 may make it more difficult to raise capital.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

ITEM 2. FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND PLAN OF OPERATION

The following Management’s Discussion and Analysis of Financial Condition and Plan of Operations (“MD&A”) is intended to help you understand our historical results of operations during the periods presented and our financial condition. This MD&A should be read in conjunction with our consolidated financial statements and the accompanying notes to consolidated financial statements and contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

General

Although Green Stream Holdings, Inc. (the “Company”) was organized as a Nevada corporation in 2004, only the financial statements and operations following the Acquisition and Merger Agreement dated February 14, 2019 (the “Merger Agreement”) are relevant for the Company and applicable to its current business strategy. Pursuant to the Acquisition and Merger Agreement the Company acquired 96% of the capital stock of Green Stream Finance, Inc., a Wyoming corporation, in exchange for 600,000 shares of the Company’s newly created Series B Preferred Stock. Subsequent to the Acquisition, the Company began conducting business solely as a holding company of Green Stream Finance, Inc. Further, following the Acquisition, the Company changed its name, was converted into Wyoming Corporation, and changed its trading symbol to GSFI. Our Company’s current objective is to manage Green Stream Finance, Inc. and market and sell solar solutions in the solar power energy sector.

As of the date of this registration statement, we have been conducting primarily organizational activities and have yet to consummate revenue searching activities. We have not entered into any arrangements creating a reasonable probability that we will acquire a specific property or other assets.

Results of Operations

As of the date of this registration statement, we have not yet commenced revenue generating operations and our business activities have consisted of marketing and selling and leasing the solar systems we intend to develop through our vendors. To date, we are currently engaged in four (4) leases with property owners to allow for the installation of solar systems and to allow the Company to sell electricity to the respective utility companies. As of the date of this registration statement, the Company was actively seeking to develop all four (4) of those leases. Our management is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting our targeted business, the marketing and selling of, the alternative energy real estate industry and real estate generally, that may be reasonably anticipated to have a material impact on either our capital resources, or the revenues or incomes to be derived from the operation of our assets.

If the Company is able to raise sufficient funds, it hopes to enter into larger leases for larger projects to increase its revenue streams. To effectively fund our business plan, we will need to raise additional capital. However, there can be no assurance that the Company will be able to raise sufficient capital on terms acceptable to the Company to complete any or all of these projects.

During the third quarter of 2021, we will require approximately $5 million for the design, construction and installment of the Company’s first four solar facility projects.

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During the third quarter of 2021, providing the Company can complete one or more solar systems at locations under the Solar Leases, the Company expects to commence revenue generating operations. If four or more such solar systems are operational, it is anticipated that revenues from the resale of electricity to the applicable utilities will generate approximately $50,000 to $60,000 per quarter based on our projections of the amount of power these systems will generate, and the current amounts the applicable electric utilities will pay for electricity generated using solar power.

Thereafter, in the first quarter of 2022, providing the Company has generated revenue generating operations, the Company anticipates it will be profitable within the quarter. The Company will continue to seek additional candidates for leases of the solar systems it markets and intends to sell and anticipates it will be required to raise additional capital through the sale of its securities or debt. However, there can be no assurance that the Company will be able to raise these funds or that it will be able to do so on terms that are favorable to the Company.

In the second quarter of 2022, providing the Company has commenced revenue generating operations, the Company anticipates it will be profitable within the quarter. The Company will continue to secure permits for the leasing candidates acquired in the previous quarters as well as seek additional candidates for leases of the solar systems it markets and intends to sell. The Company anticipates it will be required to raise additional capital through the sale of its securities or debt. However, there can be no assurance that the Company will be able to raise these funds or that it will be able to do so on terms that are favorable to the Company.

We operate on a fiscal year basis from May 1 to April 30 and report for tax purposes on a fiscal year basis.

We have also expended human capital and energy, as well as financial resources on identifying and sourcing future energy-related projects, in accordance with our two business models.

Selected Financial Data

We are a smaller reporting Company as defined by 17 C.F.R 229(10)(f)(i) and are not required to provide the information under this heading.

We have no off-balance sheet arrangements, including arrangements that would affect the liquidity, capital resources, market risk support, and credit risk support or other benefits.

The Company currently has no material commitments for capital expenditures.

Plan of Operations

The Company plans to continue to marketing its renewable energy generation systems, focusing on solar resources, as a replacement of fossil fuel energy generation equipment. The Company intends to do this by serving as the administrator of solar system installations to be provided by the Company’s vendors, and a coordinating agent for leasing arrangements relating to those systems. In the next twelve months we intend to focus on projects in the $50,000 to $5,000,000 range. GSFI will provide financing for those projects through investment of its own funds, management of project-specific investor funds, and leasing of solar energy equipment and components. As of the date of this registration statement, we are currently engaged if four (4) Solar Roof Leases in the New York and New Jersey metropolitan area, each for a term of twenty-five (25) years at $2,000 per month with annual increases of 2%. As of the date of this registration statement, the Company was actively seeking to develop solar systems at all the locations subject to our leases. The leases will not commence until the Company has arranged for the commencement of construction of a solar system at the site. The construction of each solar system will cost the Company approximately $60,000 to $2,000,000 to build depending on the specifications of the system and any applicable tax credits.

Pursuant to the terms of the Solar Leases, the Company agreed to lease space from each of the property owners for the siting, installation, inspection, operation, maintenance, and repair of solar systems on each of the sites. Each lease is for a term of twenty-five (25) years for a monthly rental amount of $2,000 payable upon commencement of net metering of commercial revenue generation. None of the Solar Leases provide a deadline for completion of, or a penalty for failure to build an operational solar system at the locations subject to the Solar Leases. Once a solar system has become operational at a Solar Lease location, the Company will receive payment from the sale of the electricity it generates to the local electric utility, and any corresponding tax credits and other incentives. The Company may then also enter a PPA with the lessor of the location in order to sell electricity generated by the system to the lessor, or make electricity from the system available to the many potential customers of a community solar project.  The Company is responsible for developing, installing and designing each solar facility and is the owner of the solar equipment and the property owner shall have the right to purchase the equipment after twenty (20) years. The Company has the right to terminate the Lease at any time without notice to the property owner. Following the expiration or termination of the lease, the Company will be required to decommission, dismantle and remove the solar system and all other installations and to return the property to its condition before the commencement of the lease.

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Timetable for Solar System Installations

Project	Anticipated Completion Date	Anticipated Cost	Anticipated Developer
8012 Tonneli Ave, N. Bergen, NJ	November, 2021	Pending**	Amergy
11 Station Road, Bellport, NY	December, 2021	Pending**	Amergy
607 Station Road, Bellport, NY	January, 2022	Pending**	Amergy
747 Main Street, New Rochelle NY	January 2022	Pending**	Amergy

* Reflects estimates based on future conditions. Actual dates, costs and related may vary.

** Pending: the Company has not yet fully/sufficiently evaluated the project to make an estimate.

If the Company is able to raise sufficient funds, it hopes to enter into larger leases for larger projects to increase its revenue streams. To effectively fund our business plan, we will need to raise additional capital. However, there can be no assurance that the Company will be able to raise sufficient capital on terms acceptable to the Company to complete any or all of these projects.

During the first calendar quarter of 2021, we will require approximately $7 million of which approximately $2 million will be used to repay the Company’s currently outstanding convertible notes and approximately $5 million will be used for the design, construction and installment of the Company’s first four or five solar facility projects. During the first quarter of 2021 to date, the Company has repaid approximately $580,000 in convertible notes and the payment of then pending settlement amount.

During the second calendar quarter of 2021, providing the Company can complete one or more solar systems at locations under the Solar Leases, the Company expects to commence revenue generating operations. If four or more such solar systems are operational, it is anticipated that revenues from the resale of electricity to the applicable utilities will generate approximately $50,000 to $60,000 per quarter based on the projections we received from Amergy as to the amount of power these systems will generate, and the current amounts the applicable electric utilities will pay for electricity generated using solar power. However, there can be no assurance that these facilities will ever generate revenues or in the amounts we are anticipating.

Thereafter, in the third quarter of 2021, providing the Company has generated revenue generating operations, the Company anticipates it will be profitable within the quarter. The Company will continue to seek additional candidates for leases of the solar systems it markets and intends to sell and anticipates it will be required to raise additional capital through the sale of its securities or debt. However, there can be no assurance that the Company will be able to raise these funds or that it will be able to do so on terms that are favorable to the Company.

Anticipated Milestones

The Company anticipates completing projects it has already started, and potentially expand with new leases and projects, possibly in new states, as described in the table below.

Milestone	Anticipated Commencement Date	Completion Date	Categories of Expenditures
8012 Tonneli Ave, N. Bergen NJ	November 2021	March 2022	Contractors, equipment, transportation, developer
11 Station Road Bellport NY	December 2021	April 2022	Contractors, equipment, transportation, developer
607 Station Road Bellport NY	January 2022	May 2022	Contractors, equipment, transportation, developer
747 Main Street, New Rochelle NY	January 2022	May 2022	Contractors, equipment, transportation, developer
Expansion New State	Efforts Expected to Start 3rd Quarter 2021	Third Quarter 2022	Marketing, Travel, Consultants,
Expansion 2nd New State	Efforts Expected to Start 4th Quarter 2021	Fourth Quarter 2022	Marketing, Travel, Consultants,

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The amounts that we actually spend for any specific purpose may vary significantly, and will depend on a number of factors including, but not limited to, the pace of the completion of each solar system, conditions in the markets for the services required to complete solar systems, changes in or revisions to our marketing strategies, as well as any applicable legal or regulatory changes which may occur.

If we are unable to raise the net proceeds from our Regulation A Offering or other financing activities that we believe are needed to fund or business plan, we may be required to scale back our development plans by reducing expenditures for employees, consultants, business development and marketing efforts, and other envisioned expenditures. This could reduce our ability to complete existing solar system projects or initiate new ones, or require us to seek further funding earlier, or on less favorable terms, than if we had raised the full amount of the offering.

If management is unable to implement its proposed business plan or employ alternative financing strategies, it does not presently have any alternative proposals.

We cannot assure you that our solar systems will be completed in a timely manner or at all, that we will ever earn revenues sufficient to support our operations or that we will ever be profitable. Furthermore, since we have no committed source of financing, we cannot assure you that we will be able to raise money as and when we need it to continue our operations. If we cannot raise funds as and when we need them, we may be required to severely curtail, or even to cease our operations.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations are based on our financial statements that have been prepared under accounting principle generally accepted in the United States of America. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

A summary of significant accounting policies is included in Note 2 to the consolidated financial statements included in this Registration Statement. Of these policies, we believe that the following items are the most critical in preparing our financial statements.

Use of Estimates

Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results and outcomes may differ from management’s estimates and assumptions.

Stock-Based Compensation

The Company accounts for its stock-based compensation in accordance with ASC 718, Compensation — Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors to be recognized in the financial statements, based on their fair value. The Company measures share-based compensation to consultants in accordance with ASC 505-50, Equity-Based Payments to Non-Employees, and recognizes the fair value of the award over the period the services are rendered or goods are provided.

Most Recent accounting pronouncements

Refer to Note 1 in the accompanying consolidated financial statements.

Impact of Most Recent Accounting Pronouncements

There were no recent accounting pronouncements that have had a material effect on the Company’s financial position or results of operations.

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ITEM 3. PROPERTIES

The Company leases the premises located at 60 East 42nd Street, Suite 4600, New York, NY 10165 on a month to month basis at the rate of $600 per month.

The Company additionally leases the premises located at and known as Old Depot Building, 201 E. 5th Street, Sheridan, WY 82801 as per the lease agreement dated August 22, 2019 (the “Wyoming Lease”). The lease is for a term of 24 months at $350 per month.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the number of shares of Common Stock of our Company as of March __, 2021, that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within sixty (60) days. Under the rules of the SEC, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he/she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The business address of each beneficial owner listed is in care of 60 East 42nd Street, Suite 4600, New York, NY 10165 unless otherwise noted. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our Common Stock owned by them.

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As of May 3, 2021, we had approximately 107,890,391 shares of Common Stock issued and outstanding and of:

•	1,000,000 authorized shares of Convertible Series A Preferred Shares. Convertible Series A Preferred Shares are convertible into the shares of Common Stock at a ratio of 1,000 shares of Convertible Series A Preferred Shares to 1 share of Common Stock. There are 53,000 shares issued and outstanding or 53 votes.

•	1,000,000 authorized shares of Convertible Series B Preferred Shares. Convertible Series B Preferred Shares are convertible into the shares of Common Stock at a ratio of 1,000,000 shares of Common Stock for each single Convertible Series B Preferred Share. Additionally, the Preferred B Shares are non-dilutive. There are 600,000 shares issued and outstanding or 600,000,000,000 votes.

•	10,000,000 authorized shares of Convertible Series C Preferred Shares. Convertible Series C Preferred Shares are convertible into Common Stock at a ratio of 1,000 shares of Convertible Series C Preferred Share for one share of Common Stock. There are 760,000 shares issued and outstanding or 760 votes.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned (1)	Percentage of Common Stock Owned (1)	Shares of Series B Preferred Stock Held (2)	Percentage of Series B Preferred Held	Number of Total Voting Shares	Percentage of Total Voting Shares
James C. Di Prima, CEO (3)	1,500,000	1.4%	600,000	100%	600,000,000,000	99.99%
James Ware, Director	1,000,000	0.9%	0	0	1,000,000	*
Directors and Officers (2 people)	4,500,000	2.3%	600,000	100%	600,003,000,000	99.99%

Other 5% Shareholders
We Work Revocable Trust (3)	2,000,000	0.18%	600,000	100%	600,000,000,000	99.99%
Jason D Cohan	19,739,041	18.31%	0	0	19,739,041	*

* Less than 1%.

(1)       Applicable percentage ownership is based on approximately 107,890,391 shares of Common Stock outstanding as of May 3, 2021. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of May 3, 20210 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)       The 1,000,0000 shares of Series B Preferred Shares have the right to vote in the aggregate, on all shareholder matters votes equal to 99% of the total shareholder vote on any and all shareholder matters. The Series B Preferred Stock will be entitled to this 99% voting right, representing at present 600,000,000,000 votes based on the 107,890,391 shares of Common Stock outstanding, no matter how many shares of Common Stock or other voting stock of the Company’s stock are issued and outstanding in the future.

(3) Mr. DiPrima holds voting control over the 600,000 shares of Series B Convertible Preferred Stock held by the We Work Revocable Trust. Mark Pierce is the Trustee of the Trust and the beneficiaries are the minor children of the Company’s former Chairman and Chief Executive Officer Madeleine Cammarata. Mr. Pierce disavows voting control over the shares held by the Trust.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS; KEY EMPLOYEES

Identification of Directors and Executive Officers

Our directors hold office until their successors are elected and qualified, or until their deaths, resignations or removals. Our officers hold office at the pleasure of our board of directors, or until their deaths, resignations or removals.

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Our directors and executive officers, their ages, positions held, and durations of such are as follows:

Name	Position Held	Age	Date first elected or appointed
James C. DiPrima	Chairman, Chief Executive Officer and Chief Financial Officer	72	January 28, 2021
James Ware	Director	47	February 14, 2019

Business Experience

The following is a brief account of the education and business experience of our directors and executive officers during at least the past five years, indicating their principal occupations and employment during the period, and the name and principal business of the organization in which such occupations or employment were carried on.

James C. DiPrima, Chief Executive Officer, Chief Financial Officer, Director.

Mr. DiPrima’s career includes 40 years of finance and accounting in both the public and private sectors beginning his career at Deloitte & Touche. He has held various positions with start-up companies, was comptroller of a manufacturing company, founded and operated an accounting and tax consulting firm focused on medical practice management and investment and tax planning. He has served as chief executive officer of MBD Midwest, a holding company for national pack and ship franchises where he managed the development of retail outlets in multiple states. Since 1995, Mr. DiPrima has been working in various positions with public traded companies. His accomplishments included guiding several companies through the reverse merger process, raising capital and consulting on various mezzanine financings. Most recently since 2020 to the present, Mr. DiPrima has served as CEO of PAO Group, Inc. (OTC: PAOG) a publicly traded holdings company dedicated to operating businesses within the medical cannabis sector focused on medical research and the development of treatments derived from its patented cannabis extraction process. He has also served as CFO for Solar Integrated Roofing, Inc. a public traded company (NQB: SIRC) that provides residential solar energy solutions in southern California from 2015 to 2019. Additionally, Mr. DiPrima provides various financial services to micro-cap publicly traded companies on a contract basis. Mr. DiPrima has a Bachelor of Science in Business Administration from Creighton University, Omaha, Nebraska.

James Ware, Director

Mr. Ware joined Green Stream as a Director in February 2019. Simultaneously therewith and since January 2013, Mr. Ware has served as the CEO of Gravity Pro Holdings, LLC, a developer of health and fitness equipment. From August 1997 to May 2003, Mr. Ware was the Vice-President and COO of Bright Minds of The Future, Inc. and from 1999 to 2002 was the #1 Elite Dealer for Hughes Network/DirecTV in Midwest North America, and #1 in EchoStar/Dish network sales. In addition to his extensive background in sales and marketing, Mr. Ware will be involved in the sales division of the company as well as acting in the capacity of VP of Solar Construction. From 2010 through 2015 Mr. Ware was the founder and the owner of the luxury car and limousine services company Majestic Luxury Services LLC. Additionally, for the last two years he worked as an independent consultant for various project managers. Mr. Ware attended the University of St. Thomas in St. Paul, Minnesota on a four year football scholarship.

Family Relationships

There are no familial relationships among any of our officers or directors. None of our directors or officers is a director in any other reporting companies except as disclosed. The Company is not aware of any proceedings to which any of the Company‚ officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company subsidiaries or has a material interest adverse to it or any of its subsidiaries.

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ITEM 6. EXECUTIVE COMPENSATION.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers and directors for all services rendered in all capacities to us since the beginning of their appointment until the date of the offering statement to which this registration statement relates. We do not have a compensation committee and compensation for our directors and officers is determined by our board of directors.

Name	Position	Cash Compensation	Other Compensation	Total Compensation
Madeleine Cammarata (1)	President, Treasurer, Director	0	0	0
Ray Anam (2)	Secretary, Director	0	0	0
James Ware	Director	0	0	0
Ashley Gordon (3)	Director	0	0	0
Richard Rodgers (4)	Director	0	0	0
Eric Fain (5)	Interim Chief Executive Officer	0	0	0
James C. Di Prima	Chairman, Chief Executive Officer, Chief Financial Officer	0	0	0

(1)	Resigned November 9, 2020
(2)	Resigned as an officer and director of the Company on April 10, 2020
(3)	Resigned September 14, 2020.
(4)	Removed as a member of the Board of Directors effective December 28, 2020
(5)	Resigned January 28, 2021

Employment Agreements

The Company does not have any agreements with its officers or directors.

Compensation of Directors

Our board of directors has not received any compensation to date.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Related Party Transactions

The Company does not have any related party transactions.

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ITEM 8. LEGAL PROCEEDINGS.

From time to time, we may become involved in various legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may compromise our business.

There are no legal proceedings against the Company to the best of the Company’s knowledge as of the date hereof and to the Company’s knowledge, no action, suit or proceeding has been threatened against the Company.

ITEM 9. MARKET FOR REGISTRANT’S COMMON STOCK AND RELATED STOCKHOLDER MATTER

Market Information

Our common stock is traded on the OTC Pink Sheets Market, an alternative trading system, under the symbol GSFI. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. The below prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	Price Range*
Period	High	Low
Year Ending April 30, 2019:
First Quarter	$3.3333	$0.0333
Second Quarter	$3.3333	$3.3333
Third Quarter	$3.3333	$0.0333
Fourth Quarter	$3.3333	$0.0333
Year Ending April 30, 2020
First Quarter	$4.10	$.41
Second Quarter	$2.50	$.87
Third Quarter	$1.10	$0.30
Fourth Quarter	$1.79	$0.30

*Price adjusted to reflect 30,000 for 1 reverse split on April 29, 2019

As of September 28, 2020, there were approximately 293 holders of record of our common stock.

Dividends. We have never declared or paid any cash dividends on our common stock nor do we anticipate paying any in the foreseeable future. We expect to retain any future earnings to finance our operations and expansion. The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors the Board considers relevant.

Equity Compensation Plans. We do not have any equity compensation plans.

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Penny Stock Considerations

Our shares are considered “penny stocks,” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

•	Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•	Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

•	Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.

Our shares are subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

In February of 2019, the Company acquired Green Stream Finance Inc. and the President of Green Stream Finance, Madeleine Cammarata was issued 600,000 founder Preferred B shares and became the President of the Company. The Preferred B shares would be convertible at a rate of 1,000,000 common shares for each share of Preferred B. The President correspondingly has 600,000,000,000 voting common shares at her control.

On April 29, 2019, the Company effected a reverse split of its common stock on the basis of 30,000 old common shares for 1 new common share. 25,497,233 shares of the common stock were then issued in exchange for the shares of Green Stream Finance Inc.

On December 2, 2019, the Company issued a total of 266,665 shares to 5 people pursuant to a settlement agreement.

On December 11, 2019 the company agreed to pay Cheryl Hintzen $40,000 in the form of a promissory note with a term of one year at 10 % interest compounded annually. The Company accrued interest for the six months ended October, 31, 2020 in the amount of $2,017. On January 8, 2020 the Company signed a promissory note for $8,000 with Cheryl Hintzen. The note becomes due on March 8, 2020 and carries a per annum interest rate of 10%. The Company accrued interest for the Six months ended October 31, 2020 in the amount of $651.

On February 21, 2020 the Company borrowed $25,000 from GPL Ventures with interest at a rate of 10% and a due date of July 31, 2020.

On March 12, 2020 the Company agreed to pay Dr. Jason Cohen 1,000,000 shares at a valuation of $.20 per share plus 8 % interest until the shares are issued. The interest accrued through October 31. 2020 is $10,213.70.

In the month July 13, 2020 the Company borrowed $250,000 from Leonite Capital on a senior convertible note maturing in 6 months. The note had an Original Issue Discount of 10% and carries an interest rate of 12% annually. Additionally the lender received 1,500,000 shares of restricted common shares. The Note converts at the rate of $.10 per share had the Company has reserved 60,000,000 common shares for the conversion. For the six months ended October 31, 2020 $8,371.39 interest was accrued for this note.

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On September 17, 2020 the Company borrowed $100,000 from Quick Capital LLC on a senior convertible note maturing in 12 months at an interest rate of 10%. Additionally the lender received 1,000,000 shares of restricted common shares. For the six months ended October 31, 2020 $1,205.48 interest was accrued for this note.

On October 10, 2020 the Company borrowed $65,000 from Geneva Roth Remark Holdings Inc. on a senior convertible note maturing in 12 months at an interest rate of 10%. The Note converts at the rate of 42% discount to Market Price for restricted common shares. For the six months ended October 31, 2020 $409.59 interest was accrued for this note.

All of the securities referred to, above, were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as provided in Rule 506(b) of Regulation D promulgated thereunder. All of the foregoing securities as well the Common Stock issuable upon conversion or exercise of such securities, have not been registered under the Securities Act or any other applicable securities laws and are deemed restricted securities, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Our Articles of Incorporation provides that we may issue up to 10,000,000,000 shares of common stock, $0.001 par value per share, referred to as “Common Stock.” Subject to the preferential rights of holders of any other class or series of our stock, holders of shares of our common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our board of directors out of funds legally available therefor. Shares of our common stock generally have no preemptive, appraisal, preferential exchange, conversion, sinking fund or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our Articles of Incorporation. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time, and our Articles of Incorporation restrictions on the transfer and ownership of our stock.

The Company is currently authorized to issue a total of 10,012,000,000 shares of capital stock which 10,000,000,000 shares are designated Common Stock with a par value of $0.001 and 12,000,000 shares are designated Preferred Stock with a par value of $0.001. Out of the 12,000,000 shares of Preferred Stock, the following series of Preferred Stock are designated as of the date hereof:

●	1,000,000 shares of Convertible Series A Preferred Shares. Convertible Series A Preferred Shares are convertible into the shares of Common Stock at a ratio of 1,000 shares of Convertible Series A Preferred Shares to 1 share of Common Stock.

●	1,000,000 shares of Convertible Series B Preferred Shares. Convertible Series B Preferred Shares are convertible into the shares of Common Stock at a ratio of 1,000,000 shares of Common Stock for each single Convertible Series B Preferred Share.

●	10,000,000 shares of Convertible Series C Preferred Shares. Convertible Series C Preferred Shares are convertible into Common Stock at a ratio of 1,000 shares of Convertible Series C Preferred Share for one share of Common Stock.

If we are required to convert all of our outstanding shares of preferred stock we will have insufficient shares of authorized common stock to do so. Therefore, under Wyoming law, the Board of Directors would be required to propose an amendment to the Company’s Articles of Incorporation to include the number of authorized shares of common stock which would then be required to be approved by the Company shareholders.

Except as may otherwise be specified in the terms of any class or series of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

Under both Nevada and Wyoming Law, a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast the votes on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s Articles of Incorporation. Our Articles of Incorporation provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on such matters.

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ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our directors and officers are indemnified by our articles of incorporation and bylaws to the fullest extent legally permissible under the laws of Wyoming against all expenses, liability and loss, reasonably incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been directors or officers of the Company. Unless our Board determines by a majority vote of a quorum of disinterested directors that, based upon the facts known, such person acted in bad faith and in a manner that such person did not believe to be in or not opposed to our best interest (or, with respect to any criminal proceeding, that such person believed or had reasonable cause to believe his conduct was unlawful), costs, charges and expenses (including attorneys’ fees) incurred by such person in defending a civil or criminal proceeding shall be paid by the Company in advance upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by the Company as authorized by the bylaws, and upon satisfaction of other conditions required by current or future legislation. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The financial statements required by this Item begin on page F-1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements and Schedules

The consolidated financial statements required to be filed as part of this Registration Statement are included in Item 13 hereof.

(b) Exhibits

Exhibit No.	Description
2.1	Articles of Conversion
2.2	Articles of Merger
2.3	Acquisition and Merger Agreement
3.1	Amended and Restated Articles of Incorporation
3.2	Bylaws
10.1	Settlement Agreement
10.2	Amendment to Settlement Agreement
10.3	Advisory Agreement with Anthony Morali.
10.4	Solar Lease Agreement with 999 Route 25A Stony Brook LLC dated July 15, 2020
10.5	Solar Lease Agreement with 2149 Boston Post Road, LLC dated July 15, 2020
10.6	Solar Lease Agreement with North Bergen NJPC LLC dated July 15, 2020
10.7	Solar Lease Agreement with Pinnacle Petroleum, LLC dated July 15, 2020
10.8	Solar Lease Agreement with Pinnacle Petroleum, LLC dated July 20, 2020
10.9	Amendment to Letter Agreement with Amergy Solar dated July 26, 2021
10.10	Common Stock Purchase Agreement
14	Code of Ethics
21	Subsidiaries of the Registrant

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

GREEN STREAM HOLDINGS, INC.

Date: August 2, 2021	By:	/s/ James C. DiPrima
James C. DiPrima, Chief Executive Officer, Chief Financial Officer
(Principal Executive, Accounting and Financial Officer)

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Consolidated Condensed Financial Statements

April 30, 2020 and April 30, 2019 (Audited)

Table of Contents	Page

Financial Statements:

Audited Financial Statements for the Years Ended April 30, 2020 and April 30, 2019

Report of Independent Registered Accounting Firm	F - 2

Consolidated Condensed Balance Sheets April 30, 2020 (Audited) and April 30, 2019 (Audited)	F - 3

Consolidated Condensed Statements of Operations for the Three and Twelve Months Ended April 30, 2020 (Audited) and Twelve Months Ended April 30, 2019 (Audited)	F - 4

Consolidated Condensed Statements of Cash Flows for the Twelve Months Ended April 30, 2020 (Audited) and Twelve Months Ended April 30, 2019 (Audited)	F - 5

Consolidated Condensed Statements of Changes in Stockholders’ Deficit for the Twelve Months ended April 30, 2020 (Audited)	F - 6

Notes to Consolidated Condensed Financial Statements	F-7 to F-14

Unaudited Financial Statements for the Periods Ending January 31, 2021 and January 31, 2020

Consolidated Condensed Balance Sheets January 31, 2021 and April 30, 2020	F-15

Consolidated Condensed Statements of Operations for the Three and Nine Months Ended January 31, 2021 and January 31, 2020	F-16

Consolidated Condensed Statements of Cash Flows for the Six Months Ended January 31, 2021 and January 31, 2020	F-17

Consolidated Condensed Statements of Changes in Stockholders’ Deficit for the Nine Months ended January 31, 2021	F-18

Notes to Financial Statements	F-19 to F-25

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Green Stream Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Green Stream Holdings, Inc. (“the Company”) as of April 30, 2020 and 2019, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the two years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2020 and 2019, and the results of its operations and its cash flows for each of the two years ended April 30, 2020 and 2019, respectively, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a loss from operations and an accumulated deficit. It also intends to fund operations through future financing, of which no assurance can be given that the Company will be successful in raising such capital. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Slack & Company CPAs LLC

We have served as the Company’s auditor since 2020
August 16th, 2020

F-2

Green Stream Holdings, Corp.

CONSOLIDATED CONDENSED BALANCE SHEETS

	April 30, 2020	April 30, 2019
	(Audited)	(Audited)
ASSETS
Current Assets
Cash	$14,727	$–
Total Current Assets	14,727	–

Fixed Assets
Furniture and equipment net of depreciation (Note 3)	915,654	915,654
Other Assets
Intangible asset, net of amortization (Note 4)	185,000	185,000

TOTAL ASSETS	$1,115,381	$1,100,654

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
Current Liabilities
Accounts Payable	$44,448	$5,952
Other Current Liabilities	60,000	40,000
Accrued Interest Payable	4,872	–
Due to related party ( Note 7)	141,569	66,762
Notes Payable (Note 8)	340,900	–

Total Current Liabilities	591,789	112,714

TOTAL LIABILITIES	591,789	112,714

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred A Stock, $.001 par value 1,000,000 Authorized 53,000 Issued and Outstanding at April 30, 2020 and at April 30, 2019 respectively	53	53

Preferred B Stock, $.001 par value 1,000,000 Authorized 600,000 Issued and Outstanding at April 30, 2020 and at April 30, 2019 respectively	600	600

Preferred C Stock, $.001 par value 10,000,000 Authorized 760,000 Issued and Outstanding at April 30, 2020 and at April 30, 2019 respectively	760	760

Common Stock, $.001 par value 10,000,000,000 Authorized 26,700,665 Issued and Outstanding at April 30, 2020 and 25,834,000 at April 30, 2019.	26,700	25,834

Additional paid-in-capital	864,540	1,073,407
Accumulated deficit	(369,062)	(112,714)
Total Stockholders’ Equity (Deficit)	523,592	987,940

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,115,381	$1,100,654

The accompanying notes are an integral part of these financial statements.

F-3

Green Stream Holdings, Corp.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Twelve Months Ended April 30,
	2020	2019
	(Audited)	(Audited)
REVENUES:
Sales	$–	$–
TOTAL REVENUE	–	–

COST OF SALES	–	–

GROSS MARGIN	–	–

OPERATING EXPENSES:

Administrative expenses	40,405	3,010
Advertising	14,042	–
Insurance	13,059	–
Legal Fees	45,850	20,570
Professional Fees	81,290	59,511
Rent	8,559	–
Travel	48,271	29,623
Total Operating expenses	251,476	112,714

NET OPERATING INCOME/ LOSS	(251,476)	(112,714)

OTHER INCOME/EXPENSES:
Finance and interest fees	(4,872)	–

NET INCOME (LOSS)	$(256,348)	$(112,714)

Basic and Diluted Loss per Common Share	$(.00960)	$(0.0044)

Weighted Average Number of Common Shares Outstanding	26,700,655	25,834,000

The accompanying notes are an integral part of these financial statements.

F-4

Green Stream Holdings, Corp.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	For The Twelve Months Ended
	April 30, 2020	April 30, 2019
	(Audited)	(Audited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(256,348)	$(112,714)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization	–	–
Depreciation	–	–
Changes in operating assets and Liabilities:
Increase/ (decrease) in bank overdraft	–	–
Increase/ (decrease) in accrued interest payable	4,872	–
Increase/(decrease) in other current liabilities	20,000	–
Increase/ (decrease) in accounts payable	38,496	45,952
Net cash used in operating activities	(192,980)	(66,762)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of Assets	–	–
Net cash provided by (used in) investing activities	–	–

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loans from stockholder	114,807	66,762
Proceeds from Notes Payable	92,900	–
Net cash provided by (used in) financing activities	207,707	66,762

Net increase (decrease) in cash and cash equivalents	14,727	–

Cash and cash equivalents - beginning of period	–	–

Cash and cash equivalents - end of period	$14,727	$–

Issuance of Common shares to Prior Management for settlement of Convertible Series B Preferred Shares	$266,665	$–
Acquisition of assets through the assumption of debt	$1,100,654	$–
Conversion of Preferred stock in lieu Common stock purchase	$11,000,000	$–

The accompanying notes are an integral part of these financial statements.

F-5

Green Stream Holdings, Corp.

CONSOLIDATED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For The Twelve Months Ended April 30, 2020

	Preferred Shares		Common Stock		Additional Paid-In	Accumulated	Total Stockholders'
	Shares	Value	Shares	Amount	Capital	Deficit	Equity

Balance April 30 2017	11,000,000	$11,000	9,991,254,145	$9,991,254	$(9,625,627)	$(1,683,465)	$(1,306,838)

Balance April 30, 2018	11,000,000	$11,000	9,991,254,145	$9,991,254	$(9,625,627)	$(1,683,465)	$(1,306,838)

Reverse Split	–	–	(9,990,917,378)	(9,990,917)	10,699,034	1,683,465	2,391,582

Issuance of Common Shares for Services	–	–	25,497,233	25,497	–	–	25,561
Retirement of Preferred Shares	(11,000,000)	(11,000)	–	–	–	–	(11,000)
Issuance of Preferred Shares for services	600,000	600	–	–	–	–	600
Issuance of Preferred Shares for Services	760,000	760	–	–	–	–	760
Issuance of Preferred Shares for Services	53,000	53	–	–	–	–	53
Net Loss April 30, 2019	–	–	–	–	–	(112,714)	(112,714)

Balance, April 30, 2019 (Audited)	1,413,000	$1,413	25,834,000	$25,834	$1,073,471	$(112,714)	$987,940

Issuance of Common Shares for financing	–	–	600,000	600	–	–	600
Issuance of Common Shares for Settlement with Prior Management	–	–	266,655	266	(208,931)	–	(208,664)
Net Loss April 30, 2020	–	–	–	–	–	(256,348)	(256,348)
Balance April 30, 2020 ( Unaudited)	1,413,000	$1,413	26,700,655	$26,700	$864,540	$(369,062)	$523,592

The accompanying notes are an integral part of these financial statements.

F-6

Green Stream Holdings, Corp.

NOTES TO THE CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

April 30, 2020 and 2019

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

A. ORGANIZATION AND OPERATIONS

The Company was originally incorporated on April 12, 2004, in the State of Nevada under the name of Ford-Spoleti Holdings, Inc. On June 4, 2009, the Company merged with Eagle Oil Holding Company, a Nevada corporation, and the surviving entity, the Company, changed its name to “Eagle Oil Holding Company, Inc.” Inception of the current Company occurred February 8, 2019 when the Company was acquired by Green Stream Holdings Inc. Previously there was no activity from July 31, 2017 until the acquisition of February 8, 2019. On April 25, 2019, the Company changed its name to “Green Stream Holdings Inc.” and is deemed to be a continuation of business of Eagle Oil Holding Company, Inc. Additionally, the Company was reorganized that so that the Company became operating as a holding company of Green Stream Finance, Inc., a Wyoming Corporation. That reorganization, inter alia, gave Madeline Cammarata, President of Green Stream Finance, Inc., the majority of the voting power in the Company. On April 25, 2019 the Company also filed the certificate of Amendment to Articles of Incorporation with the Secretary of State of Nevada providing for reverse stock split: each thirty thousand shares of common stock of the Company issued and outstanding immediately prior to the “effective time” of the filing were automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock, provided that no fractional shares were to be issued in connection with said reverse stock split. On May 15, 2019, the Company filed the articles of conversion with the secretary of state of Nevada, to convert the company from Nevada Corporation to Wyoming Corporation. The Company is in good standing in the State of Wyoming as of September 25, 2019. The Company’s common shares are quoted on the “Pink Sheets” quotation market under the symbol “GSFI.”

B. PRINCIPALS OF CONSOLIDATION

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Green Stream Finance, Inc. based in the state of Wyoming. All material inter-company balances and transactions were eliminated upon consolidation.

C. BASIS OF ACCOUNTING

The Company utilizes the accrual method of accounting, whereby revenue is recognized when earned and expenses when incurred.  The financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information.  As such, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments considered necessary for a fair presentation have been included and these adjustments are of a normal recurring nature.

D. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

E. CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand; cash in banks and any highly liquid investments with maturity of three months or less at the time of purchase. The Company maintains cash and cash equivalent balances at several financial institutions, which are insured by the Federal Deposit Insurance Corporation up to $250,000.

F-7

F. COMPUTATION OF EARNINGS PER SHARE

Net income per share is computed by dividing the net income by the weighted average number of common shares outstanding during the period. Due to the net loss, the options and stock conversion of debt are not used in the calculation of earnings per share because the stock conversions and options are considered to be antidilutive.

G. INCOME TAXES

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company’s management has reviewed the Company’s tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore the implementation of this standard has not had a material effect on the Company.

H. REVENUE RECOGNITION

Revenue for license fees is recognized upon the execution and closing of the contract for the amount of the contract. Contract fees are generally due based upon various progress milestones. Revenue from contract payments are estimated and accrued as earned. Any adjustments between actual contract payments and estimates are made to current operations in the period they are determined.

I. FAIR VALUE MEASUREMENT

The Company determines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amounts reported in the balance sheet for cash, accounts receivable, inventory, accounts payable and accrued expenses, and loans payable approximate their fair market value based on the short-term maturity of these instruments.

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. US GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. The established fair value hierarchy prioritizes the use of inputs used in valuation methodologies into the following three levels:

•	Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets. A quoted price in an active market provides the most reliable evidence of fair value and must be used to measure fair value whenever available.

•	Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

F-8

•	Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability. For example, level 3 inputs would relate to forecasts of future earnings and cash flows used in a discounted future cash flows method.

J. STOCK-BASED COMPENSATION

The Company measures and recognizes compensation expense for all share-based payment awards made to employees, consultants and directors including employee stock options based on estimated fair values. Stock-based compensation expense recognized for the years ended April 30, 2020 and 2021 was $24,000 and $0 respectively. Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that vest during the period.

Share-based compensation expense recognized in the Company’s consolidated statement of operations for the years ended April 30, 2020 included compensation expense for share-based payment awards granted in April 30, 2020.

K. SALES AND ADVERTISING

The costs of sales and advertising are expensed as incurred. Sales and advertising expense was $14,042 and $0 for the twelve months ended April 30, 2020 and 2019, respectively.

L. NEW ACCOUNTING PRONOUNCEMENTS

The Company reviews new accounting standards as issued. No new standards had any material effect on these financial statements. The accounting pronouncements issued subsequent to the date of these financial statements that were considered significant by management were evaluated for the potential effect on these consolidated financial statements. Management does not believe any of the subsequent pronouncements will have a material effect on these consolidated financial statements as presented and does not anticipate the need for any future restatement of these consolidated financial statements because of the retro-active application of any accounting pronouncements issued subsequent to April 30, 2020 through the date these financial statements were issued.

M. FURNITURE AND EQUIPMENT

Furniture and equipment are recorded at costs and consists of furniture and fixtures, computers and office equipment. We compute depreciation using the straight-line method over the estimated useful lives of the assets. Expenditures for major betterments and additions are charged to the property accounts, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are charged to expense.

N. INTELLECTUAL PROPERTY

Intangible assets (intellectual property) are recorded at cost and are amortized over the estimated useful life of the asset.  Management evaluates the fair market value to determine if the asset should be impaired at the end of each year.

F-9

O. IMPAIRMENT OF LONG-LIVED ASSETS

The Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable.  Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances.

An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

NOTE 2 - GOING CONCERN AND LIQUIDITY CONSIDERATIONS

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. At April 30, 2020 the Company had a loss from operations, for the twelve months ended, of $252,085, and an accumulated deficit of $364,799 and negative working capital of $364,799. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern.

The Company depends upon capital to be derived from future financing activities such as subsequent offerings of its common stock or debt financing in order to operate and grow the business. There can be no assurance that the Company will be successful in raising such capital. The key factors that are not within the Company's control and that may have a direct bearing on operating results include, but are not limited to, acceptance of the Company's business plan, the ability to raise capital in the future, the ability to expand its customer base, and the ability to hire key employees to provide services. There may be other risks and circumstances that management may be unable to predict.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment at April 30, 2020 and April 30, 2019 consists of the following:

	April 30, 2020	April 30, 2019

Furniture and Fixtures	$915,654	$915,654
Less: Accumulated Depreciation	–	–
Net Property and Equipment	$915,654	$915,654

Depreciation has not been charged since the projects are not yet completed and the final cost has yet to be determined. Depreciation expense for the year ended April 30, 2020 and 2019 was $0 respectively. Property and equipment are recorded at cost. Depreciation is computed on the straight-line method, based on the estimated useful lives of the assets.

F-10

NOTE 4 – INTANGIBLE ASSETS

Intangible Assets at April 30, 2020 and April 30, 2019 consists of the following:

	April 30, 2020	April 30, 2019

Intangible Assets	$185,000	$185,000
Less: Accumulated Amortization	–	–
Net Intangible Assets	$185,000	$185,000

The Company invests in various intellectual properties to be developed into future projects. By definition these intangible assets are amortized over a 15 year period. Amortization expense for the years ended April 30, 2020 and 2019 was $0 respectively. At April 30, 2020, the Company has determined that the intangible asset should not be impaired.

NOTE 5 –STOCKHOLDERS’ EQUITY/(DEFICIT)

AUTHORIZED SHARES & TYPES

As of April 30, 2020, we had 26,700,665 shares of Common Stock and of:

●	1,000,000 authorized shares of Convertible Series A Preferred Shares. Convertible Series A Preferred Shares are convertible into the shares of Common Stock at a ratio of 1,000 shares of Convertible Series A Preferred Shares to 1 share of Common Stock. There are 53,000 shares issued and outstanding or 53 votes.

●	1,000,000 authorized shares of Convertible Series B Preferred Shares. Convertible Series B Preferred Shares are convertible into the shares of Common Stock at a ratio of 1,000,000 shares of Common Stock for each single Convertible Series B Preferred Share. Additionally, the Preferred B Shares are non-dilutive. There are 600,000 shares issued and outstanding or 600,000,000,000 votes.

●	10,000,000 authorized shares of Convertible Series C Preferred Shares. Convertible Series C Preferred Shares are convertible into Common Stock at a ratio of 1,000 shares of Convertible Series C Preferred Share for one share of Common Stock. There are 760,000 shares issued and outstanding or 760 votes.

F-11

NOTE 6 – INCOME TAXES

Deferred tax assets arising as a result of net operation loss carry forwards have been offset completely by a valuation allowance due to the uncertainty of their utilization in future periods.

Based on its evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. The Company’s evaluation was performed for the tax years ended April 30, 2020 and 2019 for U.S. Federal Income Tax and for the State of Wyoming.

F-12

A reconciliation of income taxes at statutory rates with the reported taxes follows:

	April 30, 2020	April 30, 2019

Loss before income tax benefit	$282,283	$–
Expected income tax benefit	(94,283)	–
Non-deductible expenses	–	–

Tax loss benefit not recognized for book purposes, valuation allowance	$94,283	$–
Total income tax	$–	$–

The Company has net operating loss carry forwards in the amount of approximately $282,283 that will expire beginning in 2029. The deferred tax assets including the net operating loss carry forward tax benefit of $282,283 total $94,283 which is offset by a valuation allowance. The other deferred tax assets include accrued officer compensation, stock based compensation, and amortization.

The Company follows the provisions of uncertain tax positions. The Company recognized approximately no increase in the liability for unrecognized tax benefits.

The Company has no tax position at April 30, 2020 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. No such interest or penalties were recognized during the periods presented. The Company had no accruals for interest and penalties at April 30, 2020. The open tax years are from 2019 through 2029.

NOTE 7 – RELATED PARTY TRANSACTIONS

During the three months ended April 30, 2020 and 2019 the Company’s CEO had advanced $3,000 and $66,762 respectively of personal funds. As of April 30, 2020 and 2019 the Company owed the CEO $141,569 and $66,762 respectively.

NOTE 8 – NOTES AND OTHER LOANS PAYABLE

On December 11, 2019 the company agreed to pay Cheryl Hintzen $40,000 in the form of a promissory note with a term of one year at 10% interest compounded annually. The Company accrued interest for the Three months ended January, 31, 2020 in the amount of $559. On January 8, 2020 the Company signed a promissory note for $8,000 with Cheryl Hintzen. The note becomes due on March 8, 2020 and carries a per annum interest rate of 10%. The Company accrued interest for the Six months ended June 30, 2020 in the amount of $1,321.64.

On February 21, 2020 the Company borrowed $25,000 from GPL Ventures with interest at a rate of 10% and a due date of April 30, 2020.

On March 12, 2020 the Company agreed to pay Dr. Jason Cohen 1,000,000 shares at a valuation of $.20 per share plus 8% interest until the shares are issued. The interest accrued through end is $2,147.95 which equates to 10,740 shares.

In the month March, 2020 the escrow attorney for GPL Ventures advanced $46,900 in funds for the purchase of REG A shares. The common shares had not been issued at year end and subsequently were issued. The note will be reclassified as common shares issued and additional paid in capital in the subsequent period. No interest was accrued for this note.

F-13

The following schedule is Notes Payable at April 30, 2020 and April 30, 2019:

Description	April 30, 2020	April 30, 2019

Note payable to Cheryl Hintzen due December 11, 2021; interest at 10%	$40,000	$90,000

Note Payable to Cheryl Hintzen due March 8, 2020: interest 10%	14,000	–

Note payable to GPL Ventures due March 8, 2020; interest at 10%	25,000	–

Note payable Dr. Jason Cohen 1,000,000 shares @ $.20	200,000	–

Note payable escrow attorney for REG A shares	46,900	–

Total Notes Payable	$340,900	$–

F-14

GREEN STREAM HOLDINGS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

At JANUARY 31, 2021 & APRIL 30, 2020

	January 31, 2021	April 30, 2020
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS

Cash	$5,806	$14,727

TOTAL CURRENT ASSETS	5,806	14,727

FIXED ASSETS-NET	1,060,942	915,654

OTHER ASSETS-NET OF AMORTIZATION	181,917	185,00

TOTAL ASSETS	$1,248,665	$1,115,381

LIABILITIES

Accounts Payable	$58,827	$44,448

Accrued Interest Payable	17,905	4,872

Other Current Liabilities	60,000	60,000

Notes Payable	975,678	340,900

Due to Shareholder	25,930	141,569

TOTAL CURRENT LIABILITIES	1,138,340	591,789

TOTAL LIABILITIES	1,138,340	591,789

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred A Stock $.001 par value 1,000,000 Authorized 53,000 issued, and outstanding at January 31, 2021 and April 30, 2020 respectively	53	53

Preferred B Stock $.001 par value 1,000,000 Authorized 600,000 issued and outstanding at January 31, 2021 and April 30, 2020 respectively	600	600

Preferred C Stock $.001 par value 10,000,000 Authorized 760,000 issued and outstanding at January 31, 2021 and April 30, 2020 respectively	760	760

Common Stock, $.001 par value 10,000,000,000 Authorized 77,654,000 issued and outstanding at January 31, 2021 and 10,000,000,000 Authorized 26,700,665 issued and outstanding at April 30,2020	77,654	26,700

Additional paid-in-capital	1,479,135	864,540

Retained earnings	(1,447,877)	(369,062)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	110,325	523,592

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,248,665	$1,115,381

The accompanying notes are an integral part of the financial statements.

F-15

GREEN STREAM HOLDINGS, INC.

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED JANUARY 31, 2021 & JANUARY 31, 2020

(UNAUDITED)

	3 Months Ended	3 Months Ended	9 Months Ended	9 Months Ended
	January 31,2021	January 31,2020	January 31,2021	January 31,2020
REVENUES:

Sales	$–	$–	$–	$–

TOTAL REVENUE	–	–	–	–

COST OF SALES	–	–	–	–

GROSS MARGIN	–	–	–	–

OPERATING EXPENSES:

Administrative expenses	64,759	2,894	320,146	32,076

Advertising & Promotion	89,710	–	112,808	13,550

Depreciation and amortization	15,020	–	30,040

Travel	93,413	24,422	117,721	40,908

Insurance	–	–	770	13,059

Legal Fees	145,000	25,750	195,450	45,850

Professional Fees	131,628	4,000	192,803	14,958

Stock in lieu of services			3,233	–

Rent	6,650	–	29,650	8,559

Total Operating expenses	546,180	57,066	1,002,621	168,960

NET OPERATING INCOME/ LOSS	(546,180)	(57,066)	(1,002,621)	(168,960)

OTHER INCOME/(EXPENSE)

Finance and interest fees	(21,154)	(609)	(76,194)	(609)

NET INCOME/(LOSS)	$(567,334)	$(57,675)	$(1,078,815)	$(169,569)

Basic and Diluted Loss per Common Share	$–	$–	$(.014)	$(.0025)

Weighted Average Number of Common Shares Outstanding	–	–	77,654,000	69,136,500

The accompanying notes are an integral part of the financial statements.

F-16

GREEN STREAM HOLDINGS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JANUARY 31 2021 & JANUARY 31, 2020

(UNAUDITED)

	January 31, 2021	January 31, 2020

CASH FLOWS FROM OPERATING ACTIVITIES

Net Income / (Loss)	$(1,078,815)	$(169,569)

Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:

Changes in operating assets and liabilities:

Depreciation and amortization	30,040	–

Shares issued for services	3,233	–

Increase/ (decrease) in accounts payable	(14,379)	97,534

Increase/ (decrease) in other current liabilities	–	20,000

Increase/ (decrease) in accrued interest payable		–

Overdraft	17,861	–

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(1,042,420)	(52,035)

CASH FLOWS FROM INVESTING ACTIVITIES

Investment in Fixed Assets	172,245	–
	(172,245)	–
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from Reg A	685,500	–

Proceeds from Notes Payable	415,405	–

Proceeds from Loans from Stockholder	122,563	66,762

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	1,220,468	66,762

NET INCREASE/ (DECREASE) IN CASH	5,803	14,727

CASH AND EQUIVALENTS, BEGINNING OF PERIOD	0	0

CASH AND EQUIVALENTS, END OF PERIOD	$5,803	$14,727

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

The accompanying notes are an integral part of the financial statements.

F-17

GREEN STREAM HOLDINGS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY/ (DEFICIT)

FOR THE NINE MONTHS ENDED JANUARY 31, 2021

(UNAUDITED)

	PREFERRED		COMMON STOCK		ADDITIONAL PAID	ACCUMULATED EQUITY /	TOTAL SHAREHOLDERS EQUITY
	SHARES	VALUE	SHARES	VALUE	IN CAPITAL	(DEFICIT)	(DEFICIT)

BALANCE APRIL 30, 2017	11,000,000	$11,0000	9,991,254,145	$9,991,254	$(9,625,627)	$(1,683,465)	$(1,306,838)

BALANCE APRIL 30, 2018	11,000,000	$11,000	9,991,254,145	$9,991,254	$(9,625,627)	$(1,683,465)	$(1,306,838)

REVERSE SPLIT	–	–	(9,990,917,378)	(9,990,917)	10,699,034	1,683,465	2.391.582

ISSUANCE OF COMMON SHARE FOR SERVICES	–	–	25,497,233	25,497	–	–	25,497

CANCELLATION OF PREFERRED SHARES	(11,000,000)	$(11,000)	–	–	–	–	(11,000)

ISSUANCE OF PREFERRED SHARES FOR SERVICES	600,000	$600	–	–	–	–	600

ISSUANCE OF PREFERRED SHARES FOR SERVICES	760,000	$760	–	–	–	–	760

ISSUANCE OF PREFERRED SHARES OF SERVICES	53,000	$53	–	–	–	–	53

NET LOSS APRIL 30, 2019	–	–	–	–	–	(112,714)	(112,714)

BALANCE APRIL 30, 2019	1,413,000	$1,413	$25,834,000	$25,834	$1,073,407	$(112,714)	$987,940

ISSUANCE OF COMMON SHARES FOR FINANCING	–	–	600,000	600	–	–	600

ISSUANCE OF COMMON SHARES FOR SETTLEMENT WITH PRIOR MANAGEMENT	–	–	266,655	266	(208,931)	–	(208,664)

NET LOSS APRIL 30, 2020	–	–	–	–	–	(256,348)	(256,348)

BALANCE APRIL 30, 2020	1,413,000	$1,413	$26,700,655	$26,700	$864,540	$(369,062)	$523,592

COMMITMENT FOR SHARE ISSUANCES	–	–	–	–	(193,000)	–	(193,000)

ISSUANCE OF COMMON SHARES FOR REG A FUNDING	–	–	5,062,500	5,063	676,800		681,863

ISSUANCE OF COMMON SHARES FOR SERVICES	–	–	16,975,000	16,975	–	–	16,975

ISSUANCE OF COMMON SHARES FOR SETTLEMENT WITH PRIOR MANAGEMENT	–	–	2,233,335	2,233	–	–	2,233

ISSUANCE OR COMMON SHARES FOR FINANCING	–	–	26,682,500	26,683	130,795	–	157,477

NET LOSS January 31, 2021	–	–	–	–	–	(1,078,815)	(1,078,815)

BALANCE January 31, 2021	1.413,000	$1,413	$77,654,000	$77,654	$1,479,135	$(1,447,877)	$110,325

The accompanying notes are an integral part of the financial statements.

F-18

GREEN STREAM HOLDINGS, INC.

NOTES TO THE CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED JANUARY 31, 2021

(UNAUDITED)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

A. ORGANIZATION AND OPERATIONS

The Company was originally incorporated on April 12, 2004, in the State of Nevada under the name of Ford-Spoleti Holdings, Inc. On June 4, 2009, the Company merged with Eagle Oil Holding Company, a Nevada corporation, and the surviving entity, the Company, changed its name to “Eagle Oil Holding Company, Inc.” Inception of the current Company occurred February 8, 2019 when the Company was acquired by Green Stream Holdings Inc. Previously there was no activity from July 31, 2017 until the acquisition of February 8, 2019. On April 25, 2019, the Company changed its name to “Green Stream Holdings Inc.” and is deemed to be a continuation of business of Eagle Oil Holding Company, Inc. Additionally, the Company was reorganized that so that the Company became operating as a holding company of Green Stream Finance, Inc., a Wyoming Corporation. That reorganization, inter alia, gave Madeline Cammarata, President of Green Stream Finance, Inc., the majority of the voting power in the Company. On April 25, 2019 the Company also filed the certificate of Amendment to Articles of Incorporation with the Secretary of State of Nevada providing for reverse stock split: each thirty thousand shares of common stock of the Company issued and outstanding immediately prior to the “effective time” of the filing were automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock, provided that no fractional shares were to be issued in connection with said reverse stock split. On May 15, 2019, the Company filed the articles of conversion with the secretary of state of Nevada, to convert the company from Nevada Corporation to Wyoming Corporation. The Company is in good standing in the State of Wyoming as of September 25, 2019. The Company’s common shares are quoted on the “Pink Sheets” quotation market under the symbol “GSFI.”

B. PRINCIPALS OF CONSOLIDATION

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Green Stream Finance, Inc. based in the state of Wyoming. All material inter-company balances and transactions were eliminated upon consolidation.

C. BASIS OF ACCOUNTING

The Company utilizes the accrual method of accounting, whereby revenue is recognized when earned and expenses when incurred.  The financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. As such, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and these adjustments are of a normal recurring nature.

D. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

E. CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand; cash in banks and any highly liquid investments with maturity of three months or less at the time of purchase. The Company maintains cash and cash equivalent balances at several financial institutions, which are insured by the Federal Deposit Insurance Corporation up to $250,000.

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F. COMPUTATION OF EARNINGS PER SHARE

Net income per share is computed by dividing the net income by the weighted average number of common shares outstanding during the period. Due to the net loss, the options and stock conversion of debt are not used in the calculation of earnings per share because the stock conversions and options are considered to be antidilutive.

G. INCOME TAXES

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company’s management has reviewed the Company’s tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore the implementation of this standard has not had a material effect on the Company.

H. REVENUE RECOGNITION

Revenue for license fees is recognized upon the execution and closing of the contract for the amount of the contract. Contract fees are generally due based upon various progress milestones. Revenue from contract payments are estimated and accrued as earned. Any adjustments between actual contract payments and estimates are made to current operations in the period they are determined.

I. FAIR VALUE MEASUREMENT

The Company determines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amounts reported in the balance sheet for cash, accounts receivable, inventory, accounts payable and accrued expenses, and loans payable approximate their fair market value based on the short-term maturity of these instruments.

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. US GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. The established fair value hierarchy prioritizes the use of inputs used in valuation methodologies into the following three levels:

•

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets. A quoted price in an active market provides the most reliable evidence of fair value and must be used to measure fair value whenever available.

•

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability. For example, level 3 inputs would relate to forecasts of future earnings and cash flows used in a discounted future cash flows method.

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J. STOCK-BASED COMPENSATION

The Company measures and recognizes compensation expense for all share-based payment awards made to employees, consultants and directors including employee stock options based on estimated fair values. Stock-based compensation expense recognized for the years ended December 31, 2014 and 2013 was $24,000 and $0 respectively. Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that vest during the period.

Share-based compensation expense recognized in the Company’s consolidated statement of operations for the years ended December 31, 2014 included compensation expense for share-based payment awards granted in December 31, 2014.

K. SALES AND ADVERTISING

The costs of sales and advertising are expensed as incurred.  Sales and advertising expense was $23,808 and $112,808 for the nine months ended January 31, 2021 and 2020, respectively.

L. NEW ACCOUNTING PRONOUNCEMENTS

The Company reviews new accounting standards as issued. No new standards had any material effect on these financial statements. The accounting pronouncements issued subsequent to the date of these financial statements that were considered significant by management were evaluated for the potential effect on these consolidated financial statements. Management does not believe any of the subsequent pronouncements will have a material effect on these consolidated financial statements as presented and does not anticipate the need for any future restatement of these consolidated financial statements because of the retro-active application of any accounting pronouncements issued subsequent to January 31, 2021 through the date these financial statements were issued.

M. FURNITURE AND EQUIPMENT

Furniture and equipment are recorded at costs and consists of furniture and fixtures, computers and office equipment. We compute depreciation using the straight-line method over the estimated useful lives of the assets. Expenditures for major betterments and additions are charged to the property accounts, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are charged to expense.

N. INTELLECTUAL PROPERTY

Intangible assets (intellectual property) are recorded at cost and are amortized over the estimated useful life of the asset. Management evaluates the fair market value to determine if the asset should be impaired at the end of each year.

O. IMPAIRMENT OF LONG-LIVED ASSETS

The Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

F-21

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances.

An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

NOTE 2 - GOING CONCERN AND LIQUIDITY CONSIDERATIONS

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. At January 31, 2021 the Company had a loss from operations, for the nine months ended, of $1,078,815 and an accumulated deficit of $1,447,877 and negative working capital of $162,662. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern.

The Company depends upon capital to be derived from future financing activities such as subsequent offerings of its common stock or debt financing in order to operate and grow the business. There can be no assurance that the Company will be successful in raising such capital. The key factors that are not within the Company's control and that may have a direct bearing on operating results include, but are not limited to, acceptance of the Company's business plan, the ability to raise capital in the future, the ability to expand its customer base, and the ability to hire key employees to provide services. There may be other risks and circumstances that management may be unable to predict.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment at January 31, 2021 and April 30, 2020 consists of the following:

	January 31, 2021	April 30, 2020

Furniture and Fixtures	$915,654	$915,564
Leasehold Improvements	172,245	–
Less: Accumulated Depreciation	(26,917)	–
Net Property and Equipment	$1,060,982	$915,564

Depreciation expense for the three months ended January 31, 2021 and 2020 was $15,020 and $11,937 respectively. Property and equipment are recorded at cost. Depreciation is computed on the straight-line method, based on the estimated useful lives of the assets.

NOTE 4 – INTANGIBLE ASSETS

Intangible Assets at January 31, 2021 and April 30, 2020 consists of the following:

	January 31, 2021	April 30, 2020

Intangible Assets	$185,000	$185,000
Less: Accumulated Amortization	(3,083)	–
Net Intangible Assets	$181,917	$185,000

The Company invests in various intellectual properties to be developed into future projects. By definition these intangible assets are amortized over a 15 year period. Amortization expense for the nine months ended January 31, 2021 and 2020 was $3,083 and $0 respectively. January 31, 2021, the Company has determined that the intangible asset should not be impaired.

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NOTE 5 –STOCKHOLDERS’ EQUITY/(DEFICIT)

AUTHORIZED SHARES & TYPES

As of January 31, 2021, we had 77,654,000 shares of Common Stock issued and:

•

1,000,000 authorized shares of Convertible Series A Preferred Shares. Convertible Series A Preferred Shares are convertible into the shares of Common Stock at a ratio of 1,000 shares of Convertible Series A Preferred Shares to 1 share of Common Stock. There are 53,000 shares issued and outstanding or 53 votes.

•

1,000,000 authorized shares of Convertible Series B Preferred Shares. Convertible Series B Preferred Shares are convertible into the shares of Common Stock at a ratio of 1,000,000 shares of Common Stock for each single Convertible Series B Preferred Share. Additionally, the Preferred B Shares are non-dilutive. There are 600,000 shares issued and outstanding or 600,000,000,000 votes.

•

10,000,000 authorized shares of Convertible Series C Preferred Shares. Convertible Series C Preferred Shares are convertible into Common Stock at a ratio of 1,000 shares of Convertible Series C Preferred Share for one share of Common Stock. There are 760,000 shares issued and outstanding or 760 votes.

NOTE 6 – INCOME TAXES

Deferred tax assets arising as a result of net operation loss carry forwards have been offset completely by a valuation allowance due to the uncertainty of their utilization in future periods.

Based on its evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. The Company’s evaluation was performed for the tax years ended April 30, 2020 and 2019 for U.S. Federal Income Tax and for the State of Wyoming.

A reconciliation of income taxes at statutory rates with the reported taxes follows:

	January 31, 2021	July 31, 2019

Loss before income tax benefit	$1,124,046	$–
Expected income tax benefit	(280,980)	–
Non-deductible expenses	–	–

Tax loss benefit not recognized for book purposes, valuation allowance	280,980	–
Total income tax	$–	$–

The Company has net operating loss carry forwards in the amount of approximately $1,124,046 that will expire beginning in 2029. The deferred tax assets including the net operating loss carry forward tax benefit of $1,124,046 total $280,980 which is offset by a valuation allowance. The other deferred tax assets include accrued officer compensation, stock based compensation, and amortization.

The Company follows the provisions of uncertain tax positions. The Company recognized approximately no increase in the liability for unrecognized tax benefits.

The Company has no tax position at January 31, 2021 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

F-23

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. No such interest or penalties were recognized during the periods presented. The Company had no accruals for interest and penalties at January 31, 2021. The open tax years are from 2019 through 2029.

NOTE 7 – RELATED PARTY TRANSACTIONS

During the three months ended January 31, 2021 and 2020 the Company’s CEO had advanced $0 and $130,254 respectively of personal funds. As of January 31, 2021 and 2020 the Company owed the CEO $25,930 and $141,569 respectively.

NOTE 8 –NOTES AND OTHER LOANS PAYABLE

On December 11, 2019 the company agreed to pay Cheryl Hintzen $40,000 in the form of a promissory note with a term of one year at 10 % interest compounded annually. The Company accrued interest for the six months ended January, 31, 2020 in the amount of $2,017. On January 8, 2020 the Company signed a promissory note for $8,000 with Cheryl Hintzen. The note becomes due on March 8, 2020 and carries a per annum interest rate of 10%. The Company accrued interest for the Six months ended January 31, 2020 in the amount of $651.

On February 21, 2020 the Company borrowed $25,000 from GPL Ventures with interest at a rate of 10% and a due date of July 31, 2020.

On March 12, 2020 the Company agreed to pay Dr. Jason Cohen 1,000,000 shares at a valuation of $.20 per share plus 8 % interest until the shares are issued. The interest accrued through January 31. 2021 is $10,213.70.

In the month July 13, 2020 the Company borrowed $250,000 from Leonite Capital on a senior convertible note maturing in 6 months. The note had an Original Issue Discount of 10% and carries an interest rate of 12% annually. Additionally the lender received 1,500,000 shares of restricted common shares. The Note converts at the rate of $.10 per share had the Company has reserved 60,000,000 common shares for the conversion. For the nine months ended January 31, 2021 $8,371.39 interest was accrued for this note.

On September 17, 2020 the Company borrowed $100,000 from Quick Capital LLC on a senior convertible note maturing in 12 months at an interest rate of 10%. Additionally the lender received 1,000,000 shares of restricted common shares. For the nine months ended January 31, 2021 $1,205.48 interest was accrued for this note.

On January 10, 2020 the Company borrowed $65,000 from Geneva Roth Remark Holdings Inc. on a senior convertible note maturing in 12 months at an interest rate of 10%. The Note converts at the rate of 42% discount to Market Price for restricted common shares. For the nine months ended January 31, 2021 $409.59 interest was accrued for this note.

The following schedule is Notes Payable at January 31, 2021 and April 30, 2020:

Description	January 31, 2021	April 30, 2020

Note payable to Cheryl Hintzen due December 11, 2021; interest at 10%	$40,000	$40,000

Note Payable to Cheryl Hintzen due March 8, 2020: interest 10%	19,000	14,000

Note payable to GPL Ventures due March 8, 2020; interest at 10%	–	25,000

Note payable Dr. Jason Cohen 1,000,000 shares @ $.20	200,000	200,000

Note payable escrow attorney for REG A shares	46,900	46,900

Note Payable to Quick Capital LLC due Sept 17,2021 interest at 10%	100,000	–
Note payable to EMA Financial	100,000

Note Payable to Geneva Roth Holdings interest 10%	65,000
Note Payable to Geneva Roth Holdings	35,000

Note Payable to Leonite Capital due January 13, 2021 interest at @10%	277,778	–

Total Notes Payable	$975,678	$340,900

F-24

NOTE 9 - SUBSEQUENT EVENTS

During February, 2021, the Company paid off several outstanding debts reflected by promissory note and related stock conversion obligations under such notes, which notes and conversion obligations are no longer outstanding. EMA Financial, LLC was paid off, approximately $133,775.34 which encompassed $100,000.00 of principal and the balance of accrued interest and finance fees. Quick Capital, LLC was paid off approximately $100,000.00 of principal and interest and prepayment fees of $47,200.00. Geneva Roth Remark Holdings, Inc. had two notes paid off of approximately $186,000. Which included principal, interest and prepayments. Additionally the Company’s obligation to Leonite Capital was reduced by $100,000.00. Further, Leonite has agreed to waive the variable price option for the conversion of the notes and to remain only with the fixed price conversion and allowed the company to cancel a portion of the common shares available to them in the conversion.

F-25